                                                                    Exhibit 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareowners of MediaOne Group, Inc.:

         We have audited the accompanying Consolidated Balance Sheets of MediaOne Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related Consolidated Statements of Operations, Shareowners' Equity and Cash Flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and this schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MediaOne Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Denver, Colorado,
February 28, 2000.

                              REPORT OF MANAGEMENT

         The Consolidated Financial Statements of MediaOne Group have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The integrity and objectivity of information in these financial statements, including estimates and judgments, are the responsibility of management, as is all other financial information included in this report.

         MediaOne Group maintains a system of internal accounting controls designed to provide reasonable assurance as to the integrity and reliability of financial statements, the safeguarding of assets and the prevention and detection of material errors or fraudulent financial reporting. Monitoring of such systems includes an internal audit program designed to objectively assess the effectiveness of internal controls and recommend improvements therein.

         Limitations exist in any system of internal accounting controls based upon the recognition that the cost of the system should not exceed the benefits derived. MediaOne Group believes that the Company's system does provide reasonable assurance that transactions are executed in accordance with management's general or specific authorizations and is adequate to accomplish the stated objectives.

         The independent certified public accountants, whose report is included herein, were engaged to express an opinion on our Consolidated Financial Statements. Their opinion is based on procedures performed in accordance with generally accepted auditing standards, including examining, on a test basis, evidence supporting the amounts and disclosures in the Consolidated Financial Statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

         In an attempt to assure objectivity, the financial information contained in this report is subject to review by the Audit Committee of the Board of Directors. The Audit Committee is composed of outside directors who meet regularly with management, internal auditors and independent auditors to review financial reporting matters, the scope of audit activities and the resolution of audit findings.

                                       Charles M. Lillis
                                       President and Chief Executive Officer

                                       Richard A. Post
                                       Executive Vice President and
                                       Chief Financial Officer

February 28, 2000

                              MEDIAONE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1999       1998        1997
                                                                 -------    --------    -------
                                                                       DOLLARS IN MILLIONS
Sales and other revenues .....................................   $ 2,695    $  2,882    $ 3,847
Operating expenses:
   Cost of sales and other revenues ..........................     1,069       1,013      1,255
   Selling, general and administrative .......................       749         926      1,305
   Depreciation and amortization .............................     1,248       1,182      1,257
                                                                 -------    --------    -------
      Total operating expenses ...............................     3,066       3,121      3,817
                                                                 -------    --------    -------
Operating income (loss) ......................................      (371)       (239)        30
Interest expense .............................................      (449)       (491)      (678)
Equity losses in unconsolidated ventures .....................      (256)       (417)      (909)
Gains (losses) on investments:
   Sales of domestic investments .............................       510          54        206
   Sales and exit costs of international investments - net ...     6,582          16        215
   Exchange of AirTouch investment ...........................     2,482          --         --
   Sale of domestic wireless investment ......................        --       3,869         --
   PrimeStar investment ......................................       (49)       (163)        --
Minority interest expense in Centaur Funding .................      (122)         --         --
Guaranteed minority interest expense .........................       (95)        (74)       (87)
Merger costs .................................................    (1,810)         --         --
Other income - net ...........................................       309          83         16
                                                                 -------    --------    -------
Income (loss) from continuing operations before income taxes .     6,731       2,638     (1,207)
(Provision) benefit for income taxes .........................    (3,217)     (1,208)       380
                                                                 -------    --------    -------
Income (loss) from continuing operations .....................     3,514       1,430       (827)
Income from discontinued operations - net of tax:
   Results of operations .....................................        --         747      1,524
   Gain on Separation ........................................        --      24,461         --
                                                                 -------    --------    -------
Income before extraordinary item .............................     3,514      26,638        697
Extraordinary item - early extinguishment of debt - net of tax        17        (333)        --
                                                                 -------    --------    -------
NET INCOME ...................................................   $ 3,531    $ 26,305    $   697
                                                                 =======    ========    =======
Preferred stock dividends and accretion ......................       (49)        (55)       (52)
Loss on redemption of preferred securities ...................       (28)        (53)        --
                                                                 -------    --------    -------
EARNINGS AVAILABLE FOR COMMON STOCK(1)........................   $ 3,454    $ 26,197    $   645
                                                                 =======    ========    =======

----------

(1) In 1998 the Company distributed $25,345 as a dividend to New U S WEST stockholders upon the Separation representing the fair value of the businesses comprising New U S WEST.

               The accompanying notes are an integral part of the
                       Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                         1999       1998        1997
                                                       --------   --------    --------
                                                             IN THOUSANDS, EXCEPT
                                                               PER SHARE AMOUNTS
MEDIAONE GROUP STOCK(1)
BASIC EARNINGS (LOSS) PER COMMON SHARE:
   Income (loss) from continuing operations ........   $   5.62   $   2.18    $  (1.45)
   Income from discontinued operations(2) ..........         --       0.26        0.57
   Gain on Separation ..............................         --      40.25          --
   Extraordinary item - early extinguishment of debt       0.03      (0.55)         --
                                                       --------   --------    --------
Basic earnings (loss) per common share .............   $   5.65   $  42.14    $  (0.88)
                                                       ========   ========    ========
BASIC AVERAGE COMMON SHARES OUTSTANDING ............    611,623    607,648     606,749
                                                       ========   ========    ========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
   Income (loss) from continuing operations ........   $   5.32   $   2.10    $  (1.45)
   Income from discontinued operations(2) ..........         --       0.24        0.57
   Gain on Separation ..............................         --      37.46          --
   Extraordinary item - early extinguishment of debt       0.03      (0.51)         --
                                                       --------   --------    --------
Diluted earnings (loss) per common share(3) ........   $   5.34   $  39.29    $  (0.88)
                                                       ========   ========    ========
DILUTED AVERAGE COMMON SHARES OUTSTANDING ..........    654,911    652,955     606,749
                                                       ========   ========    ========

----------

(1) For additional earnings per share information of MediaOne Group Stock and earnings per share information of Communications Stock, see Note 17
         - Earnings Per Share - to the Consolidated Financial Statements.

(2) Amounts represent the operations of U S WEST Dex, Inc., which were discontinued as of June 12, 1998.

(3)      Amounts may not add due to rounding of components.

               The accompanying notes are an integral part of the
                       Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                               -----------------
                                                                 1999      1998
                                                               -------   -------
                                                                   DOLLARS IN
                                                                    MILLIONS
                                     ASSETS
Current assets:
   Cash and cash equivalents ...............................   $ 7,471   $   415
   Accounts and notes receivable, less allowance for credit
     losses of $20 and $31, respectively ...................       489       255
   Income tax receivable ...................................        --       375
   Current portion of deferred tax asset ...................        69        74
   Prepaid and other .......................................        29        33
   Marketable securities ...................................        62        48
                                                               -------   -------
Total current assets .......................................     8,120     1,200
Property, plant and equipment-net ..........................     5,090     4,069
Investment in Vodafone Group / AirTouch Communications .....     8,718     5,919
Investment in Time Warner Entertainment ....................     2,597     2,442
Net investment in international ventures held for sale .....       938        --
Net investment in international ventures ...................        --     1,344
Intangible assets - net ....................................    11,507    11,647
Other assets ...............................................     2,816     1,571
                                                               -------   -------
Total assets ...............................................   $39,786   $28,192
                                                               =======   =======

                       LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
   Short-term debt .........................................   $ 1,506   $   569
   Accounts payable ........................................       350       332
   Employee compensation ...................................        92        80
   Deferred revenue and customer deposits ..................       174        87
   Current income taxes payable ............................     1,552        --
   Other ...................................................       571       546
                                                               -------   -------
Total current liabilities ..................................     4,245     1,614

Long-term debt .............................................     8,673     4,853
Deferred income taxes ......................................     7,711     6,035
Deferred credits and other .................................       168       641

Commitments and contingencies

Minority interest in Centaur Funding .......................     1,113     1,099
Company-obligated mandatorily redeemable preferred
   securities of subsidiary trust holding solely
   Company-guaranteed subordinated debentures ..............     1,060     1,061
Preferred stock subject to mandatory redemption ............        50       100
Shareowners' equity:
   Series D Preferred Stock - $1.00 per share par value,
      20,000,000 shares authorized, zero and 19,999,478
      shares issued and outstanding ........................        --       927
Common shares -
   MediaOne Group Stock - $0.01 per share par value,
      2,000,000,000 shares authorized, 669,148,081 and
      630,915,792 issued, and 647,361,370 and 603,475,920
      outstanding, respectively ............................    11,448    10,324
   Retained earnings .......................................     4,123       669
   Accumulated other comprehensive income ..................     1,195       869
                                                               -------   -------
Total shareowners' equity ..................................    16,766    12,789
                                                               -------   -------
Total liabilities and shareowners' equity ..................   $39,786   $28,192
                                                               =======   =======

               The accompanying notes are an integral part of the
                       Consolidated Financial Statements.

           MEDIAONE GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1999       1998        1997
                                                       -------    --------    -------
                                                            DOLLARS IN MILLIONS
OPERATING ACTIVITIES
Net income .........................................   $ 3,531    $ 26,305    $   697
Adjustments to net income:
   Discontinued operations .........................        --        (747)    (1,524)
   Gain on Separation ..............................        --     (24,461)        --
   Extraordinary (gain) loss on debt extinguishment        (17)        333         --
   Depreciation and amortization ...................     1,248       1,182      1,257
   Equity losses in unconsolidated ventures ........       256         417        909
   Merger costs ....................................     1,810          --         --
   Gains on sales of domestic investments ..........      (510)        (54)      (206)
   Net gain on sales and exit costs of international
      investments ..................................    (6,582)        (16)      (215)
   Gain on exchange of AirTouch investment .........    (2,482)         --         --
   Gain on sale of domestic wireless investment ....        --      (3,869)        --
   Loss on PrimeStar investment ....................        49         163         --
   Deferred income taxes and amortization of
      investment tax credits .......................     1,509       1,579       (149)
   Provision for uncollectibles ....................        31          42         74
Distribution from unconsolidated ventures ..........        12          51          9
Separation costs paid ..............................        --        (140)        --
Changes in operating assets and liabilities
   Accounts and notes receivable, and other current
      assets .......................................      (211)        120       (207)
   Accounts payable and accrued liabilities ........       127        (304)       239
   Current income taxes payable ....................     1,927          --         --
Other-net ..........................................      (180)        (37)       111
                                                       -------    --------    -------
Cash provided by operating activities ..............       518         564        995
                                                       -------    --------    -------
INVESTING ACTIVITIES
Expenditures for property, plant and equipment .....    (1,983)     (1,726)    (1,522)
Payment to Continental Cablevision shareowners .....        --          --     (1,150)
Investments in international ventures ..............      (130)       (583)      (334)
Investments in domestic ventures ...................      (104)       (108)      (249)
Purchase of miscellaneous assets ...................        --         (92)       (25)
Proceeds from sales of investments .................     6,507         241      1,827
Proceeds on exchange of investment in AirTouch .....       534          --         --
Cash from net investment in assets held for sale ...        --          31        231
Other-net ..........................................        32        (164)        --
                                                       -------    --------    -------
Cash provided by (used for) investing activities ...     4,856      (2,401)    (1,222)
                                                       -------    --------    -------
FINANCING ACTIVITIES
Net proceeds from (repayments of) short-term debt ..      (314)        728     (3,556)
Proceeds from issuance of long-term debt-net .......     2,330       1,642      4,123
Proceeds from issuance of Preferred Securities-net .        --         484         --
Proceeds from issuance of common stock .............        97         144        106
Proceeds from issuance of Centaur Funding Preference
   Shares-net ......................................        --       1,099         --
Repayments of long-term debt .......................      (333)     (5,447)      (379)
Repayments of Preferred Securities .................        --        (582)        --
Purchases of treasury stock ........................       (46)       (383)       (53)
Dividends paid on common stock .....................        --        (519)      (992)
Dividends paid on preferred stock ..................       (52)        (51)       (50)
                                                       -------    --------    -------
Cash provided by (used for) financing activities ...     1,682      (2,885)      (801)
                                                       -------    --------    -------
Cash provided by discontinued operations ...........        --       4,953      1,091
                                                       -------    --------    -------
CASH AND CASH EQUIVALENTS
   Increase ........................................     7,056         231         63
   Beginning balance ...............................       415         184        121
                                                       -------    --------    -------
   Ending balance ..................................   $ 7,471    $    415    $   184
                                                       =======    ========    =======

               The accompanying notes are an integral part of the
                       Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.
                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY

                                                                                        ACCUMULATED OTHER
                                                                                    COMPREHENSIVE INCOME/(LOSS)
                                                                                ----------------------------------
                                                                                               UNREALIZED
                                                                                               GAIN/(LOSS)
                                PREFERRED    COMMON    RETAINED                   FOREIGN     ON DEBT AND
                                  STOCK      STOCK     EARNINGS       LESOP      CURRENCY        EQUITY                COMPREHENSIVE
                                  AMOUNT     AMOUNT    (DEFICIT)    GUARANTEE   TRANSLATION    SECURITIES     TOTAL       INCOME
                                ---------   -------    ---------    ---------   -----------   ------------   ------    -------------
                                                                      DOLLARS IN MILLIONS
BALANCE DECEMBER 31, 1996 ...     $ 920     $10,741    $     17       $(91)        $ (39)        $    1      $  (38)
Issuance of Communications
   Stock ....................                   138
Issuance of MediaOne Group
   Stock ....................                    40
Purchase of treasury stock ..                   (53)
Common dividends declared
   ($2.14 per Communications
   share) ...................                            (1,034)
Preferred dividends .........         3                     (52)
Other .......................                    10          13         45
Comprehensive Income:
   Net income ...............                               697                                                           $   697
   Market value adjustments
      for debt and equity
      securities, net .......                                                                        24          24
   Foreign currency
      translation ...........                                                        (56)                       (56)
                                                                                                             ------
      Other comprehensive
        income, net .........                                                                                   (32)          (32)
                                                                                                                          -------
Total comprehensive income ..                                                                                             $   665
                                  -----     -------    --------       ----         -----         ------      ------       =======
BALANCE DECEMBER 31, 1997 ...       923      10,876        (359)       (46)          (95)            25         (70)
Issuance of Communications
   Stock ....................                    24
Distribution of New U S WEST                   (421)    (24,924)
Issuance of MediaOne Group
   Stock ....................                    81
Purchase of treasury stock ..                  (383)
Common dividends declared
   ($0.535 per Communications
   share) ...................                              (260)
Preferred dividends and
   accretion ................         4                     (55)
Loss on redemption of
   Preferred Securities .....                               (53)
Other .......................                   147          15         46
Comprehensive Income:
   Net income ...............                            26,305                                                           $26,305
   Market value adjustments
      for debt and equity
      securities and
      Exchangeable Notes, net                                                                       943         943
   Foreign currency
      translation ...........                                                         (4)                        (4)
                                                                                                             ------
      Other comprehensive
        income, net .........                                                                                   939           939
                                                                                                                          -------
Total comprehensive income ..                                                                                             $27,244
                                  -----     -------    --------       ----         -----         ------      ------       =======
BALANCE DECEMBER 31, 1998 ...       927      10,324         669         --           (99)           968         869
Issuance of MediaOne Group
   Stock ....................                    97
Exchange of Series D
   Preferred Stock ..........      (931)        931
Purchase of treasury stock ..                   (46)
Preferred dividends and
   accretion ................         4                     (49)
Loss on redemption of Series
   C Preferred Stock ........                               (28)
Other .......................                   142
Comprehensive Income:
   Net income ...............                             3,531                                                           $ 3,531
   Market value adjustments
      for debt and equity
      securities and
      Exchangeable Notes, net                                                                       329         329
   Foreign currency
      translation ...........                                                         (3)                        (3)
                                                                                                             ------
      Other comprehensive
        income, net .........                                                                                   326           326
                                                                                                                          -------
Total comprehensive income ..                                                                                             $ 3,857
                                  -----     -------    --------       ----         -----         ------      ------       =======
BALANCE DECEMBER 31, 1999 ...     $  --     $11,448    $  4,123       $ --         $(102)        $1,297      $1,195
                                  =====     =======    ========       ====         =====         ======      ======

               The accompanying notes are an integral part of the
                       Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: BUSINESS OVERVIEW

         MediaOne Group, Inc. ("MediaOne Group" or the "Company") is a diversified global broadband communications company with domestic operations incorporating large clusters in Atlanta, Massachusetts, California, Chicago, Florida, Detroit, and Minneapolis/St. Paul, having the capability to offer video, high speed Internet access and telephone services simultaneously over its broadband network. Among its domestic investments, MediaOne Group owns an investment in Time Warner Entertainment Company, L.P. ("TWE" or "Time Warner Entertainment"), which provides cable programming, filmed entertainment and broadband communications services, and is the second largest cable television system operator in the United States. The Company also owns an interest in a joint venture to provide high speed Internet access services under the "RoadRunner" brand name (the "RoadRunner Joint Venture").

         Internationally, the Company owns various investments in international broadband and wireless ventures. As a result of the anticipated merger with AT&T Corp. ("AT&T") described below, MediaOne Group formalized a plan during 1999 to sell its international broadband and wireless investments, and, as a result, these investments are classified as held for sale on the Consolidated Balance Sheets. See Note 7 - Net Investment In International Ventures - to the Consolidated Financial Statements.

AT&T MERGER

         On May 6, 1999, MediaOne Group entered into an agreement with AT&T to merge its operations with those of AT&T, and terminated the merger agreement previously entered into with Comcast Corporation ("Comcast"). On October 21, 1999, MediaOne Group's shareowners approved the merger with AT&T. The transaction is expected to close in the second quarter of 2000, subject to legal and regulatory approval.

         Under the terms of the AT&T definitive merger agreement, MediaOne Group shareowners will have the right to receive, for each share of MediaOne Group common stock ("MediaOne Group Stock"), (i) 1.4912 shares of AT&T common stock,
(ii) $85.00 in cash, or (iii) .95 of a share of AT&T common stock and cash of $30.85. Since AT&T has agreed to pay a set amount of AT&T common stock in the merger, MediaOne Group shareowners who elect to receive all AT&T common stock or all cash may be subject to proration in the event that the common stock to be issued is over or under subscribed. With respect to MediaOne Group shareowners who receive AT&T common stock, if the volume-weighted average sale price of the AT&T common stock for the 20 trading days ending three trading days prior to the effective date of the merger (the "AT&T Price") is between $51.30 and $57.00 per share, an additional amount in cash will be paid so that the total value of the AT&T common stock (based on the AT&T Price) and cash received per share of MediaOne Group Stock will be $85.00. If the AT&T Price is less than $51.30 per share, the additional cash payment will be made based on an assumed AT&T Price of $51.30 per share, and the total value of cash and AT&T common stock (based on the AT&T Price) received per share of MediaOne Group Stock will be less than $85.00. If the AT&T Price is above $57.00 per share, the total value of cash and AT&T common stock (based on the AT&T Price) received per share of MediaOne Group Stock will be more than $85.00. If a shareowner chooses the AT&T stock plus cash election, the maximum additional cash payment would be $5.42 per share of MediaOne Group Stock. If a shareowner chooses the AT&T stock election, the maximum additional cash payment would be $8.50 per share of MediaOne Group Stock.

                              MEDIAONE GROUP, INC.

NOTE 1: BUSINESS OVERVIEW (CONTINUED)

         In order to avoid disputes as to whether the AT&T merger would violate the non-competition provisions of the TWE partnership agreement, on August 3, 1999, MediaOne Group sent a notice of termination to TWE which terminated these non-competition provisions as to MediaOne Group. See Note 6 - Investment in Time Warner Entertainment - to the Consolidated Financial Statements.

         In addition, Time Warner, Inc. ("Time Warner") has expressed its view that, absent Time Warner's consent, completion of the AT&T merger will violate the TWE partnership agreement unless AT&T and MediaOne Group delay completion of the merger at least until August 3, 2000, one year following delivery of the termination notice. While AT&T and MediaOne Group disagree with this view, if Time Warner's view prevails and if Time Warner does not consent to an earlier closing, AT&T and MediaOne Group may have to delay completing the merger to August 3, 2000. Any such delay could delay the ability to realize the expected financial and operating benefits of the merger.

         During 1999, MediaOne Group incurred total pretax merger costs of $1,810, comprised primarily of the $1.5 billion fee paid to Comcast to terminate the Company's merger agreement with Comcast as outlined in the Comcast merger agreement. The fee was funded by AT&T on the Company's behalf and AT&T received in exchange a note payable from MediaOne Group. See Note 10 - Debt - to the Consolidated Financial Statements. Merger costs also included $310 of costs related to employee bonuses paid in accordance with the AT&T merger agreement, as well as change of control payments made to select employees which were triggered as a result of the shareowners' approval to merge with AT&T, and miscellaneous legal and advisory fees.

THE SEPARATION

         Prior to June 12, 1998, MediaOne Group was known as "U S WEST, Inc." ("Old U S WEST"). On June 12, 1998, Old U S WEST separated its businesses into two independent public companies (the "Separation"). Until the Separation, Old U S WEST conducted its businesses through two groups: U S WEST Media Group (the "Media Group") and U S WEST Communications Group (the "Communications Group"). Upon Separation, Old U S WEST was renamed "MediaOne Group, Inc." and retained the multimedia businesses of Media Group, except for U S WEST Dex, Inc. ("Dex"), the domestic directory business. The telecommunications businesses of the Communications Group became an independent public company and retained the "U S WEST, Inc." name ("New U S WEST"). In addition, Dex was aligned with New U S WEST (the "Dex Alignment").

         The Separation was consummated pursuant to the terms of a separation agreement between MediaOne Group and New U S WEST (the "Separation Agreement"). The Company accounted for the distribution of New U S WEST stock to the Communications Group stockholders, and to the Media Group stockholders for the Dex Alignment, as a discontinuance of the businesses comprising New U S WEST. See Note 25 - Discontinued Operations - to the Consolidated Financial Statements.

         Prior to the Separation, Old U S WEST had outstanding two separate classes of common stock which reflected the performance of its two groups. The performance of Media Group was reflected by the U S WEST Media Group common stock (the "Media Stock") and the performance of the Communications Group was reflected by the U S WEST Communications Group common stock (the "Communications Stock"). Upon Separation, and in accordance with the Separation Agreement, each outstanding share of Media Stock remains outstanding and represents one share of MediaOne Group Stock. Each issued and outstanding share of Communications Stock was redeemed for one share of New U S WEST common stock. See Note 16 - Shareowners' Equity - to the Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.

NOTE 1: BUSINESS OVERVIEW (CONTINUED)

         In connection with the Dex Alignment, (i) each holder of Media Stock received as a dividend .02731 shares of New U S WEST common stock for each share of Media Stock held (the "Dex Dividend"), and (ii) $3.9 billion of Old U S WEST debt was refinanced by New U S WEST.

         In connection with the Separation, MediaOne Group refinanced substantially all of the indebtedness issued or guaranteed by Old U S WEST through a combination of tender offers, prepayments and consent solicitations (the "Refinancing"). On June 12, 1998, $4.9 billion notional medium and long-term debt was redeemed for a total cash redemption amount of $5.5 billion. MediaOne Group extinguished the debt by issuing commercial paper at a weighted-average interest rate of 5.85 percent. In accordance with the Separation Agreement, New U S WEST funded to MediaOne Group $3.9 billion related to the Dex Alignment. The Company used the funds to repay a portion of the amount of commercial paper issued in connection with the Refinancing. Debt extinguishment costs related to the Refinancing totaled $333 (net of income tax benefits of $209) and are reflected in the Consolidated Statements of Operations as an extraordinary item. In addition to refinancing costs, such costs included the difference between the market and face value of the debt redeemed and a charge for unamortized debt issuance costs. MediaOne Group financed the debt extinguishment costs by issuing commercial paper, net of a $140 reimbursement by New U S WEST for shared costs. Remaining commercial paper issued in connection with the Refinancing was subsequently repaid with proceeds generated from a debt offering in August 1998. See Note 10 - Debt - to the Consolidated Financial Statements.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation. The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries. Effective January 1, 1999 for the Consolidated Statements of Operations, and December 31, 1998 for the Consolidated Balance Sheets, the Consolidated Financial Statements include the activity of the capital assets segment. Prior to this time, the capital assets segment had been reported as a net investment in assets held for sale. See Note 24 - Net Investment In Assets Held For Sale - to the Consolidated Financial Statements. All significant intercompany amounts and transactions within continuing operations have been eliminated. Investments in less than majority-owned ventures not held for sale are generally accounted for using the equity method.

         Certain reclassifications within the Consolidated Financial Statements have been made to conform to the current year presentation.

         Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Cash and Cash Equivalents. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

         Property, Plant and Equipment. The investment in property, plant and equipment, including construction materials, is carried at cost less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are expensed as incurred.

                              MEDIAONE GROUP, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         MediaOne of Delaware, Inc. ("MediaOne"), the domestic cable and broadband subsidiary of the Company, provides for depreciation of certain property, plant and equipment using various straight-line group methods and remaining economic lives. When depreciable property, plant and equipment accounted for on the group methods is retired, the original cost less the net salvage value is generally charged to depreciation. The Company's remaining assets are depreciated using the straight-line method. Gains or losses on disposal are included in income.

         The Company depreciates buildings between 10 to 35 years, cable distribution systems between 3 to 15 years, and general purpose computers and other between 3 to 20 years.

         Interest related to qualifying construction projects, including construction projects of equity method investees, is capitalized and reflected as a reduction of interest expense. Amounts capitalized were $16, $19 and $36 for the years ended 1999, 1998 and 1997, respectively.

         Computer Software. On January 1, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires that certain costs of internal use software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Capitalized software costs are amortized over periods ranging up to 5 years. All other computer software costs not meeting the criteria of SOP 98-1 are expensed.

         At December 31, 1999 and 1998, capitalized computer software of $147 and $89, respectively, are recorded as a component of property, plant and equipment. MediaOne amortized capitalized computer software costs of $42, $13 and $10 in 1999, 1998 and 1997, respectively.

         Intangible Assets. Intangible assets are recorded when the cost of acquired companies exceeds the fair value of their net tangible assets. The costs of identified intangible assets and goodwill are amortized by the straight-line method over periods ranging from 5 to 25 years. These assets are evaluated for impairment with other related assets, using the methodology as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

         Investments in Debt and Equity Securities. Debt and marketable equity securities are classified as available for sale and are carried at fair market value with unrealized gains and losses included in equity as a component of other comprehensive income.

         Foreign Currency Translation. Assets and liabilities of international subsidiaries and investments are translated at year-end exchange rates, and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are included in equity as a component of other comprehensive income. Gains and losses resulting from foreign currency transactions are included in income.

         Financial Instruments. Synthetic instrument accounting is used for interest rate swaps if the index, maturity, and amount of the instrument match the terms of the underlying debt. Net interest accrued is recognized over the life of the instruments as an adjustment to interest expense and is a component of cash provided by operating activities. Any gain or loss on the termination of an instrument that qualifies for synthetic instrument accounting would be deferred and amortized over the remaining life of the original instrument.

         Deferral accounting is used for foreign currency forward and purchased option contracts which qualify for and are designated as hedges of firm equity investment commitments and for forward and purchased

                              MEDIAONE GROUP, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

option contracts which qualify as hedges of future debt issues or investments in debt and equity securities. To qualify for deferral accounting, the contracts must have a high inverse correlation to the exposure being hedged, and reduce the risk or volatility associated with changes in foreign exchange rates, interest rates, or equity prices. Qualified foreign exchange contracts are carried at market value with gains and losses recorded in equity until sale of the investment. Qualified interest rate contracts are associated with the related debt and amortized as yield adjustments. Qualified interest rate and equity contracts associated with investments in debt or equity securities are carried at market value, with gains and losses recorded to the associated investment account. Any gain or loss on the termination of a contract that qualifies for deferral accounting would be deferred and accounted for with the underlying transaction being hedged. If a contract does not maintain the required correlation with the hedged item, deferral accounting is terminated and a gain or loss is recognized in the Consolidated Statement of Operations for the difference between the change in the fair value of the contract and the change in the fair value of the hedged item.

         Market value accounting is used for derivative contracts which do not qualify for synthetic instrument or hedge accounting. Market value accounting is also used for foreign exchange contracts designated as hedges of foreign denominated receivables and payables. These contracts are carried at market value in other assets or liabilities with gains and losses recorded as other income or expense. The Company does not enter into derivative financial instruments for trading purposes.

         Stock Options. MediaOne Group accounts for its stock incentive plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company also follows the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." See Note 18 - Stock Incentive Plans - to the Consolidated Financial Statements.

         Revenue Recognition. Cable television, local telephone and high speed Internet access services are generally billed monthly in advance, and revenues are recognized the following month when services are provided. Revenues derived from other cable television services, including pay-per-view and advertising, are recognized as the service is provided. Installation revenue is recognized as the service is provided, to the extent of direct selling costs, in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

         On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the SEC's views on the application of GAAP to revenue recognition. The Company has reviewed SAB No. 101 and believes that it is in compliance with the SEC's interpretation of revenue recognition.

         Advertising Costs. Costs related to advertising are expensed as incurred. Advertising expense was $75, $114 and $206 in 1999, 1998 and 1997, respectively.

         Income Taxes. The provision for income taxes consists of an amount for taxes currently payable or receivable and an amount for tax consequences deferred to future periods.

         Earnings Per Common Share. MediaOne Group computes basic and diluted earnings per common share in accordance with SFAS No. 128, "Earnings Per Share." See Note 17 - Earnings Per Share - to the Consolidated Financial Statements. Unless otherwise indicated, all per share amounts in the notes to the Consolidated Financial Statements are computed based on basic weighted average common shares outstanding.

                              MEDIAONE GROUP, INC.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         New Accounting Standards. On January 1, 1999, MediaOne Group adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 required, among other things, that the costs related to start-up activities of a new entity, facility, product or service be expensed. Adoption of SOP 98-5 did not have a material impact on the financial position or results of operations of the Company.

         Future Implementation of New Accounting Standards. In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An Amendment of SFAS No. 133," which deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. As a result, the Company will adopt SFAS No. 133 in the year 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Among other things, the statement requires that an entity recognize all derivative instruments on the balance sheet as either assets or liabilities, and to account for those instruments at fair value. The Company is evaluating the impact of SFAS No. 133.

NOTE 3: DOMESTIC ACQUISITIONS, DISPOSITIONS AND OTHER

         Cable Systems. During third quarter of 1999, MediaOne Group, Time Warner Cable, a division of Time Warner and TWE, and Cox Communications, Inc., ("Cox") completed the exchange of certain cable systems previously announced. Effective July 31, 1999, MediaOne Group exchanged cable systems in Ohio and Maine, serving approximately 280,000 subscribers, for Time Warner Cable cable systems in Massachusetts and New Hampshire, serving approximately 240,000 subscribers, and $40 in cash. Effective August 31, 1999, MediaOne Group exchanged cable systems in California, serving approximately 67,000 subscribers, and $39 in cash for Time Warner Cable cable systems in Georgia, serving approximately 72,000 subscribers; and MediaOne Group cable systems in Connecticut and Rhode Island, serving approximately 51,000 subscribers, and cash of $10 for Cox cable systems in Massachusetts, serving approximately 54,000 subscribers.

         As a result of the cable system trades with Time Warner Cable and Cox, MediaOne Group recognized a pretax gain of $368 ($226 after tax). The pretax gain is net of a $26 deferred gain related to a cable system traded with TWE, of which MediaOne Group owns a 25.51 percent interest. The deferred gain will be amortized to earnings over 15 years.

         MediaOne Group accounted for the cable systems acquired in the trades under the purchase method of accounting. The excess of the purchase price over the fair market value of net tangible assets acquired totaled $435 and will be amortized over 25 years. The purchase price allocation is based on preliminary information and may be modified upon the receipt of final asset appraisals.

         On October 13, 1998, MediaOne Group and Tele-Communications, Inc. ("TCI") signed a definitive agreement to exchange certain of MediaOne Group's cable television systems in Illinois and Michigan for certain of TCI's cable television systems in South Florida and California (the "TCI trade"). In March 1999, TCI was acquired by AT&T. Effective on June 1, 1999, due to the proposed merger of MediaOne Group with AT&T, the companies deferred closing on the TCI trade until the merger with AT&T is completed. If the merger with AT&T does not occur, the TCI trade will take place as planned. In the meantime, the Company's cable systems in Illinois and Michigan will continue to be owned by MediaOne Group, but will be managed by AT&T, and the AT&T cable systems in South Florida and California will remain under both the ownership and management of AT&T. As a result of the deferral of the TCI trade, the Company

                              MEDIAONE GROUP, INC.

NOTE 3: DOMESTIC ACQUISITIONS, DISPOSITIONS AND OTHER (CONTINUED)

recorded a $25 one-time depreciation and amortization charge to catch-up for depreciation and amortization expense suspended in the fourth quarter of 1998. Depreciation and amortization expense was suspended on these properties while they were held for sale.

         During the first quarter of 1999, MediaOne Group sold its cable television systems in Reno, Nevada and Mammoth and June Lake, California for total proceeds of $32, resulting in a pretax gain of $14. The cable systems served approximately 10,000 and 7,000 subscribers, respectively.

         In December 1998, the Company acquired Time Warner's cable systems in the cities of Dearborn and Wayne, Michigan for $57. The systems serve approximately 31,000 subscribers. In addition, during 1998, MediaOne Group sold various cable television systems in California, Idaho, Iowa and Washington, serving approximately 33,000 subscribers, for total proceeds of $50.

         RoadRunner Joint Venture. On June 15, 1998, MediaOne Group formed the RoadRunner Joint Venture with Time Warner, TWE and Time Warner Entertainment-Advance/Newhouse Partnership ("TWE/AN") to deliver high speed Internet access services. The parties to the joint venture contributed certain of their respective high speed Internet access assets into the RoadRunner Joint Venture in exchange for common equity interests of approximately 31.4 percent for MediaOne Group, 10.7 percent for Time Warner, 25.0 percent for TWE and 32.9 percent for TWE/AN. Taking into account MediaOne Group's ownership in TWE, the Company would hold a 43.2 percent proportionate ownership in the venture. In addition, Microsoft Corporation and Compaq Computer Corporation each contributed $212.5 million for a respective 10 percent preferred equity investment in the RoadRunner Joint Venture. The preferred shares are convertible into a combined 20 percent common equity interest in the RoadRunner Joint Venture. MediaOne Group provides high speed Internet access services under the "RoadRunner" brand name.

         Assuming the conversion of the preferred shares and taking into account MediaOne Group's ownership in TWE, MediaOne Group would hold a proportionate diluted common equity interest in the RoadRunner Joint Venture of approximately
34.6 percent. MediaOne Group accounts for its investment in the RoadRunner Joint Venture under the equity method of accounting. As of April 1, 1999, MediaOne Group suspended recording equity losses for the RoadRunner Joint Venture as its investment had been reduced to zero and the Company had no future funding commitments to the venture. Unrecognized equity losses for the joint venture during 1999 totaled approximately $50.

         The RoadRunner Joint Venture is responsible for maintaining connections to the Internet, providing technical customer support and developing national content. The parties to the joint venture operate their respective high speed Internet access businesses and are responsible for their respective customers' billing and customer service issues. Accordingly, MediaOne Group continues to reflect high speed Internet access service revenues in its consolidated results, as well as a service fee payable to the RoadRunner Joint Venture for services provided.

         Other. Effective on March 31, 1999, MediaOne Group sold its investments in Continental Fiber Technologies, Inc. and Alternet of Virginia, Inc., providers of business telephony services in Jacksonville, Florida and Richmond, Virginia, respectively, for net proceeds of $82. The sale resulted in a pretax gain of $44. In addition, the capital assets group sold various leveraged leases for net proceeds of $64 and a pretax gain of $12.

         PrimeStar. Prior to April 1, 1998, the Company held a 10.4 percent interest in PrimeStar Partners, L.P. ("Old PrimeStar"). In addition, MediaOne Group distributed PrimeStar direct broadcast

                              MEDIAONE GROUP, INC.

NOTE 3: DOMESTIC ACQUISITIONS, DISPOSITIONS AND OTHER (CONTINUED)

satellite ("DBS") services to subscribers in its service areas and, as a result, reflected consolidated operating results with respect to such subscribers. On April 1, 1998, the Company contributed its interest in Old PrimeStar, as well as its PrimeStar subscribers and certain related assets, to PrimeStar, Inc. ("PrimeStar"), a newly formed entity, in exchange for an approximate 10 percent interest in PrimeStar and $77 in cash (the "PrimeStar Contribution").

         In December 1998, PrimeStar management provided a business plan to its board of directors, of which MediaOne Group is a part. Additionally, in January 1999, Hughes Electronics Corporation ("Hughes") entered into an agreement to purchase PrimeStar's DBS assets. Based on its review of PrimeStar's business plan and on the anticipated sale to Hughes, the Company believed it would not receive proceeds on the sale of its investment in PrimeStar. As a result, MediaOne Group recorded a charge of $163 ($100 after tax) to reduce the carrying amount of its investment in PrimeStar to zero as of December 31, 1998.

         On March 31, 1999, certain PrimeStar shareholders, including MediaOne Group, signed a separate funding agreement to cover various operation and transition costs of the PrimeStar DBS medium-power business. On April 28, 1999, PrimeStar received required consents from lenders and closed the DBS medium-power business sale. As a result of these transactions, MediaOne Group was released as guarantor on a $75 letter of credit for PrimeStar. The Company remains a guarantor for PrimeStar on a $25 letter of credit. During 1999, MediaOne Group funded $55 in connection with the PrimeStar funding agreement, of which $49 ($30 after tax) was expensed in 1999.

NOTE 4: INVESTMENT IN VODAFONE GROUP / AIRTOUCH COMMUNICATIONS

         AirTouch Transaction. On April 6, 1998, MediaOne Group sold its domestic wireless businesses to AirTouch Communications, Inc. ("AirTouch") in exchange for (i) debt assumption of $1,350, (ii) the issuance to MediaOne Group of $1,650 in liquidation preference of 5.143 percent dividend bearing AirTouch preferred stock (fair value of $1,493), and (iii) the issuance to MediaOne Group of 59,314,000 shares of AirTouch common stock. The domestic wireless businesses included cellular communication services provided to 2.6 million customers in 12 western and midwestern states and a 25 percent interest in PrimeCo Personal Communications, L.P. ("PrimeCo"). The transaction resulted in a pretax gain of $3,869 ($2,257 after tax).

         Vodafone/AirTouch Merger. Effective on June 30, 1999, AirTouch merged its operations into a subsidiary of Vodafone Group Public Limited Company ("Vodafone"). Under the terms of the Vodafone merger, each share of AirTouch common stock was converted into $9.00 in cash plus 1/2 of a Vodafone American Depository Receipt ("ADR"). The AirTouch preferred stock, consisting of 825,000 shares each of AirTouch 5.143 percent Class D Cumulative Preferred Stock, Series 1998, (the "Class D ATI Shares") and 5.143 percent Class E Cumulative Preferred Stock, Series 1998, (the "Class E ATI Shares" and together with the Class D ATI Shares, the "ATI Shares"), remained outstanding as preferred shares of AirTouch, a subsidiary of Vodafone, with the following modifications: (a) the early redemption option on the Class D ATI Shares was eliminated, (b) the maturity date on the Class E ATI Shares was extended to April 1, 2020, and (c) an extraordinary dividend of $25.00 per share, or a total of $21, was paid on August 16, 1999 on each Class E ATI Share.

         MediaOne Group recognized a pretax gain of $2,482 ($1,530 after tax) on the exchange and modification of its AirTouch common and preferred shares into Vodafone ADRs and preferred shares, and received $534 in cash related to its investment in AirTouch common stock. The pretax gain was the result of the difference between the cost basis and fair market value of the investment in AirTouch as of the

                              MEDIAONE GROUP, INC.

NOTE 4: INVESTMENT IN VODAFONE GROUP / AIRTOUCH COMMUNICATIONS (CONTINUED)

effective date. MediaOne Group accounts for its investment in Vodafone under the cost method of accounting, as available for sale securities.

         In October 1999, Vodafone executed a five for one stock split of its Vodafone ADRs. References to Vodafone shares prior to the stock split will be referred to in the Notes to the Consolidated Financial Statements as "pre-split." On a consolidated basis as of December 31, 1999, MediaOne Group held a total of approximately 148,284,000 Vodafone ADRs.

         Vodafone Collar. During May and September 1999, the Company contributed 11,662,000 shares of AirTouch common stock to MediaOne SPC IV ("MediaOne SPC IV"), and 3,600,000 pre-split shares of its investment in Vodafone ADRs to MediaOne SPC VI ("MediaOne SPC VI"), both wholly-owned subsidiaries of MediaOne Group. MediaOne SPC IV subsequently entered into a series of purchased and written options (the "SPC IV Collar") on its AirTouch common shares and issued $1,128 in debt. MediaOne SPC VI also entered into a series of purchased and written options (the "SPC VI Collar" and together with the SPC IV Collar, the "Collars") on its Vodafone ADRs and issued $717 in debt. See Note 10 - Debt - to the Consolidated Financial Statements. Upon the Vodafone merger in June 1999, the SPC IV Collar was automatically transferred to Vodafone ADRs and the put and call prices were adjusted accordingly. As of December 31, 1999, MediaOne SPC IV holds approximately 29,154,000 Vodafone ADRs and MediaOne SPC VI holds approximately 18,000,000 Vodafone ADRs.

         The Collars have been designated and are effective as a hedge of the market risk associated with the Company's investment in Vodafone ADRs. The Collars are therefore carried at intrinsic value with gains or losses recorded in equity as a component of other comprehensive income together with any change in the fair value of the Vodafone ADRs. As of December 31, 1999, the Company recorded a loss in equity of $19 related to the Collars.

         At expiration of the SPC IV Collar, the Company will receive cash if the market value of a Vodafone ADR is less than approximately $34.00 per share, effectively eliminating downside risk on the stock below $34.00. Conversely, if the market value of a Vodafone ADR is greater than approximately $49.00 per share, the Company will be required to pay cash which will be offset by the corresponding increase in the value of the Vodafone ADRs. The SPC IV Collar expires quarterly, in equal installments, starting in the second quarter of 2003 and ending in the second quarter of 2005.

         At expiration of the SPC VI Collar, the Company will receive cash if the market value of a Vodafone ADR is less than approximately $40.00 per share, effectively eliminating downside risk on the stock below $40.00 per share. Conversely, if the market value of a Vodafone ADR is greater than approximately $58.00 per share, the Company will be required to pay cash which will be offset by the corresponding increase in the value of the Vodafone ADRs. The SPC VI Collar expires quarterly, in equal installments, starting in the second quarter of 2003 and ending in the fourth quarter of 2005.

         MediaOne Group intends to use proceeds from the sale of the Vodafone ADRs to fund any cash obligations related to the Collars.

         AirTouch Interest Rate Swap Agreement. Prior to the Vodafone merger, MediaOne Group accounted for its investment in AirTouch stock under the cost method of accounting, as available for sale securities. The AirTouch preferred stock was reported at fair value on the Consolidated Balance Sheet, in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." To minimize MediaOne Group's exposure to fluctuations in the fair value of the AirTouch preferred stock, the Company entered into an interest rate swap agreement in April 1998 and an interest rate option

                              MEDIAONE GROUP, INC.

NOTE 4: INVESTMENT IN VODAFONE GROUP / AIRTOUCH COMMUNICATIONS (CONTINUED)

agreement in October 1998. The interest rate swap agreement matured in October 1998, and the interest rate option agreement in December 1998.

         During September 1998, the change in the value of the AirTouch preferred stock and interest rate swap did not achieve the required correlation to continue deferral accounting. Consequently, the Company recognized a net loss of $31 (net of income tax benefits of $19) in other income for the change in the fair value of the AirTouch preferred stock not offset by the fair value of the interest rate swap agreement, in accordance with SFAS No. 80, "Accounting for Futures Contracts." In addition, the Company recorded a charge of $12 (net of income tax benefits of $8) for the purchase of the interest rate option offset by a gain on the portion of the interest rate option associated with the issuance of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed subordinated debentures ("Preferred Securities"). The gain on the interest rate option associated with the Preferred Securities was $6 (net of income tax expense of $4).

NOTE 5: OPERATING SEGMENTS

         The Company reports on its operating segments in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Operating segments are components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company's chief operating decision maker, or decision making group, in deciding how to allocate resources and assess performance. Operating segments are managed separately and represent strategic business units that offer different products and serve different markets.

         The Company's reportable segments include: (1) domestic cable and broadband, (2) international services, and (3) other. The domestic cable and broadband segment is comprised of MediaOne and Multimedia Ventures. MediaOne consists of cable television properties serving 5.0 million domestic subscribers and passing 8.6 million domestic homes. Multimedia Ventures includes the Company's equity interest in Time Warner Entertainment. The international services segment includes the cable and broadband and wireless communications operations located abroad, in addition to international corporate overhead. Other includes the discontinued operations of New U S WEST, capital assets (which was held for sale until December 31, 1998), investments in domestic interactive services, the domestic wireless business (which was sold in April 1998 in conjunction with the AirTouch Transaction), the international directories operations (of which the wholly owned operations in the United Kingdom and Poland were sold in 1997), and corporate overhead.

         MediaOne Group believes that proportionate financial data facilitates the understanding and assessment of its results. Therefore, "Sales and Other Revenues" for each segment is presented on a proportionate basis. Proportionate results reflect the relative weight of MediaOne Group's ownership in each of its respective domestic and international equity ventures together with the consolidated results of its subsidiaries. In addition, the Company believes earnings before interest, taxes, depreciation, amortization and other ("EBITDA") is an important indicator of the operating performance of its businesses. As such, EBITDA is also presented, on a proportionate basis, for each segment. The computation of EBITDA excludes gains on asset sales, equity losses, guaranteed minority interest expense, and restructuring charges. Adjustments made to "Sales and Other Revenues" and EBITDA to arrive at proportionate results are reversed in the column labeled "Eliminations and Adjustments," in conformance with SFAS No. 131, so that in total, "Sales and Other Revenues" and EBITDA reflect consolidated results. All other line items presented in the tables reflect consolidated results.

                              MEDIAONE GROUP, INC.

NOTE 5: OPERATING SEGMENTS (CONTINUED)

         Consolidated results for the operating segments reflect the accounting policies described in Note 2 - Summary of Significant Accounting Policies - to the Consolidated Financial Statements. Intersegment sales and transfers are accounted for at fair value as if the sales were to third parties. For proportionate results, the ventures' management determines its accounting policies.

         Industry segment financial information follows:

                                     DOMESTIC CABLE
                                       & BROADBAND
                                 ----------------------
                                            MULTIMEDIA                                 ELIMINATIONS
                                 MEDIAONE   VENTURES(1)   INTERNATIONAL     OTHER     & ADJUSTMENTS   CONSOLIDATED
                                 --------   -----------   -------------   --------    -------------   ------------
1999
Sales and other revenues .....   $  2,686     $ 3,358        $ 1,715      $      7       $(5,071)       $  2,695
EBITDA(2) ....................        980       1,342            352           (63)       (1,734)            877
Net income (loss) ............       (161)        114          3,954          (376)           --           3,531
Equity gains (losses) in
   unconsolidated ventures ...        (10)        170           (392)          (24)           --            (256)
Total assets .................     17,270       3,394          1,885        17,237            --          39,786
Investments in equity ventures         38       2,597            741             5            --           3,381
Capital expenditures .........      1,960          --              1            22            --           1,983

1998
Sales and other revenues .....   $  2,467     $ 3,124        $ 1,456      $    439       $(4,604)       $  2,882
EBITDA(2) ....................        941         800            205            46        (1,049)            943
Net income (loss) ............       (536)        (11)          (317)       27,169            --          26,305
Equity gains (losses) in
   unconsolidated ventures ...        (24)          7           (352)          (48)           --            (417)
Total assets .................     16,003       2,551          2,308         7,330            --          28,192
Investments in equity ventures         46       2,442          1,083            71            --           3,642
Capital expenditures .........      1,618          --             12            96            --           1,726

1997
Sales and other revenues .....   $  2,323     $ 2,887        $ 1,230      $  1,471       $(4,064)       $  3,847
EBITDA(2) ....................        930         711             77           300          (731)          1,287
Net income (loss) ............       (402)        (21)          (488)        1,608            --             697
Equity gains (losses) in
   unconsolidated ventures ...        (22)         13           (775)         (125)           --            (909)
Total assets .................     15,719       2,534          2,164         6,366            --          26,783
Investments in equity ventures         61       2,486            624           523            --           3,694
Capital expenditures .........      1,216          --             21           265            --           1,502

----------

(1) Multimedia Ventures includes MediaOne Group's 25.51 percent equity interest in TWE, as well as domestic cable overheads. The reported TWE results are prepared in accordance with GAAP and have not been adjusted to report TWE's investments accounted for under the equity method on a proportionate basis.

(2) EBITDA should not be considered an alternative to operating or net income as an indicator of the performance of MediaOne Group's businesses, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with GAAP.

                              MEDIAONE GROUP, INC.

NOTE 5: OPERATING SEGMENTS (CONTINUED)

         A portion of general and administrative costs, including executive management, legal, tax, accounting and auditing, treasury, strategic planning and public policy services, are directly assigned to the Company's subsidiaries based on actual utilization or are allocated based on operating expenses, number of employees, external revenues, average capital and/or average equity.

         Total assets are those assets and investments that are used in, or pertain to, each segment's operations. The "Other" column includes primarily cash; debt and equity securities; net assets of discontinued operations and net investment in assets held for sale for the capital assets segment in 1997; the domestic wireless businesses; investments in domestic interactive services; and other corporate assets.

         The following table presents a geographic breakout for proportionate revenues and EBITDA and a reconciliation to consolidated amounts:

YEAR ENDED DECEMBER 31,                       1999          1998          1997
-----------------------                       ----          ----          ----
PROPORTIONATE REVENUE:
   United States .....................      $ 6,040       $ 5,966       $ 6,571
   United Kingdom ....................          999           856           609
   Central Europe ....................          625           510           378
   Asia and other ....................          102           154           353
                                            -------       -------       -------
Proportionate revenue ................        7,766         7,486         7,911
Less: Proportionate adjustments ......       (5,071)       (4,604)       (4,064)
                                            -------       -------       -------
   Consolidated revenues .............      $ 2,695       $ 2,882       $ 3,847
                                            =======       =======       =======
PROPORTIONATE EBITDA:
   United States .....................      $ 2,261       $ 1,779       $ 1,937
   United Kingdom ....................          185           106           (23)
   Central Europe ....................          202           169           102
   Asia and other ....................          (37)          (62)            2
                                            -------       -------       -------
Proportionate EBITDA .................        2,611         1,992         2,018
Less: Proportionate adjustments ......       (1,734)       (1,049)         (731)
                                            -------       -------       -------
   Consolidated EBITDA ...............      $   877       $   943       $ 1,287
                                            =======       =======       =======

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT

         On September 15, 1993, the Company acquired 25.51 percent pro-rata priority capital and residual equity interests ("equity interests") in Time Warner Entertainment for an aggregate purchase price of $2.553 billion. The remaining interest in TWE is owned by Time Warner. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner, consisting primarily of its filmed entertainment, programming-HBO and cable television businesses.

         In order to avoid disputes as to whether the AT&T merger would violate the non-competition provisions of the TWE partnership agreement, on August 3, 1999, MediaOne Group sent a notice of termination to TWE which terminated these non-competition provisions as to MediaOne Group. The non-competition provisions continue to apply to Time Warner. Delivery of the notice of termination permitted TWE to terminate most of MediaOne Group's management rights in TWE, which it did on August 4, 1999. Most of these rights would have terminated in any event upon the change of control of

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

MediaOne Group in the merger. The delivery of the termination notice and the resulting termination of management rights is irrevocable, however, even if the merger does not occur. The loss of these management rights may have a material adverse effect on the value of MediaOne Group's interest in TWE. Notwithstanding the notice of termination, MediaOne Group retains certain rights under the partnership agreement, including the right to approve such matters as a merger of TWE, TWE's entrance into new lines of business and the issuance of new partnership interests.

         The Company has an option to increase its pro-rata priority capital and residual equity interests in TWE from 25.51 percent up to 31.84 percent depending upon cable operating performance. The option is exercisable, in whole or in part, between January 1, 1999 and May 31, 2005, for an aggregate cash exercise price ranging from $1.25 billion to $1.8 billion, depending upon the year of exercise. Either TWE or the Company may elect that the exercise price for the option be paid with partnership interests rather than cash.

         Pursuant to the TWE Partnership Agreement, there are four levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the general partners); A preferred priority capital (held pro rata by the general and limited partners); B preferred priority capital (held by the general partners); and residual equity capital (held pro rata by the general and limited partners). Of the $2.553 billion contributed by the Company, $1.658 billion represents a preferred priority capital and $895 represents residual equity capital. The TWE Partnership Agreement provides for special allocations of income and distributions of partnership capital. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax allocations");
(2) to the partners' preferred capital accounts in order of priority described above, at various rates of return ranging from 8 percent to 13.25 percent; and
(3) to the partners' residual equity capital accounts according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally are allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account, and finally, to eliminate special tax allocations.

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

         A summary of the contributed capital and priority capital rates of return follows:

                                                                PRIORITY CAPITAL      TIME      LIMITED PARTNERS
                                                                 RATES OF RETURN     WARNER      (OWNERSHIP %)
                                  UNDISTRIBUTED   CUMULATIVE      (% PER ANNUM       GENERAL   -----------------
       PRIORITY OF                 CONTRIBUTED     PRIORITY        COMPOUNDED       PARTNERS    TIME    MEDIAONE
   CONTRIBUTED CAPITAL             CAPITAL(a)     CAPITAL(b)      QUARTERLY)(d)       8.00%    WARNER     GROUP
   -------------------             ----------     ----------      -------------       -----    ------     -----
Senior preferred ...............     $  -0-        $   -0-(c)          8.00%         100.00%       --       --
A Preferred priority capital....      5,600         14,500            13.00%          63.27%    11.22%    25.51%
B Preferred priority capital....      2,900          7,700            13.25%         100.00%       --        --
Residual equity capital ........      3,300          3,300               --           63.27%    11.22%    25.51%

----------

(a) Represents the estimated fair value of net assets contributed as of formation of TWE, excluding partnership income or loss allocated thereto.

(b) Cumulative priority capital is not necessarily indicative of the fair value of the underlying priority capital interests.

(c)      Net of $2,100 of cumulative cash distributions received by Time Warner.

(d) To the extent income allocations are concurrently distributed, the priority capital rates of return on the A preferred capital and the B preferred capital are 11% and 11.25%, respectively.

         Cash distributions are required to be made to the partners to permit them to pay income taxes at statutory rates based on their allocable taxable income from TWE ("Tax Distributions"). The aggregate amount of such Tax Distributions is computed generally by reference to the taxes that TWE would have been required to pay if it were a corporation. Tax Distributions are paid to the partners on a current basis. For distributions other than those related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the general partners receive their full share of distributions. No cash distributions have been made to the Company.

         The Company accounts for its investment in TWE under the equity method of accounting. The excess of fair market value over the book value of total partnership net assets implied by the Company's initial investment was $5.7 billion. This excess is being amortized on a straight-line basis over 25 years. The Company's recorded share of TWE operating results represents allocated TWE net income adjusted for the amortization of the excess of fair market value over the book value of the partnership net assets. As a result of this amortization and the special income allocations described above, the Company's recorded pretax share of TWE's operating results before extraordinary item was $170, $7 and $11 in 1999, 1998 and 1997, respectively. The Company's 1999 recorded pretax share of TWE's operating results is net of a $21 deferred gain on the exchange of cable systems with MediaOne Group. MediaOne Group will amortize the gain to income over the next 15 years.

         As consideration for its expertise and participation in the cable operations of TWE, the Company earned a management fee of $130 over five years, ending in September 1998. The fee was payable over a four-year period beginning in 1995, and final payment was received in September 1998. Management fees of $18 and $26 were recorded to other income in 1998 and 1997. In addition, MediaOne purchases cable television programming from TWE and Time Warner at market prices. These services totaled $171, $168 and $110 in 1999, 1998 and 1997, respectively.

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

         Summarized financial information for TWE is presented below:

                                                        YEAR ENDED DECEMBER 31,
                                                      --------------------------
SUMMARIZED OPERATING RESULTS                          1999       1998       1997
----------------------------                          ----       ----       ----
Revenues .......................................... $ 13,164   $ 12,246   $ 11,318
Operating expenses(1,2) ...........................    8,937     10,527      9,874
Interest and other expense, net(3,4) ..............   (1,318)    (1,301)      (722)
Income before income taxes and extraordinary item..    2,909        418        722
Income before extraordinary item ..................    2,759        326        637
Net income ........................................    2,759        326        614

----------

(1) Includes depreciation and amortization of $1,364, $1,436 and $1,370, in 1999, 1998 and 1997, respectively.

(2) Operating expenses for 1999 include a net pretax gain of approximately $215 related to the early termination of a long-term distribution agreement with Metro-Goldwyn-Mayer, Inc., a net pretax gain of $97 related to the sale of an interest in CanalSatellite, and a one-time non-cash pretax charge of $106 relating to certain Warner Bros.' retail stores. Operating expenses are also reflected net of $2,119, $90 and $200 of net pretax gains related to the sale or exchange of certain cable television systems in 1999, 1998 and 1997, respectively.

(3) Includes corporate services of $73 in 1999, and $72 in each of 1998 and 1997, and minority interest expense of $422, $264 and $305 in 1999, 1998 and 1997, respectively.

(4) 1998 interest and other expense includes a charge of approximately $210 principally to reduce the carrying value of TWE's interest in PrimeStar. 1997 interest and other expense includes a gain of approximately $250 related to the sale of TWE's interest in E! Entertainment Television, Inc.

                                                                  DECEMBER 31,
                                                                ---------------
SUMMARIZED FINANCIAL POSITION                                   1999       1998
-----------------------------                                   ----       ----
Current assets(1) ........................................    $ 5,311    $ 4,183
Noncurrent assets(2) .....................................     19,532     18,047
Current liabilities ......................................      5,723      4,936
Noncurrent liabilities, including minority interests .....     11,971     11,584
Senior preferred capital .................................         --        603
Partners' capital(3) .....................................      7,149      5,107

----------

(1) Includes cash of $517 and $87 at December 31, 1999 and 1998, respectively.

(2)      Includes a loan receivable from Time Warner of $400 at December 31,
         1998.

(3) Contributed capital is based on the estimated fair value of the net assets that each partner contributed to the partnership. The aggregate of such amounts is significantly higher than TWE's partners' capital as reflected in this Summarized Financial Position, which is based on the historical cost of the contributed net assets.

         Time Warner Telecom. On July 14, 1998, MediaOne Group received an 18.85 percent ownership interest in Time Warner Telecom, Inc. ("TW Telecom") as a result of TWE, TWE-A/N and Time Warner

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)

contributing the assets and liabilities of the Time Warner competitive local exchange business (the "Time Warner Telecom Business") into a newly formed entity. The Time Warner Telecom Business had been jointly operated by the parties to provide telephony services to business customers in their respective cable markets. TWE and TWE-A/N distributed their ownership interest in TW Telecom on a pro rata basis to Time Warner, MediaOne Group and Advance/Newhouse. Since the investment in TW Telecom resulted from a distribution by TWE, MediaOne Group's investment balance in TWE was reduced in 1998 by $48, the book value of the TW Telecom investment attributable to MediaOne Group.

         In May 1999, TW Telecom completed an initial public offering of its common stock. As of December 31, 1999, TW Telecom shares had a fair market value of $49.94 per share, resulting in the Company recording $716 of gross unrealized gains on its investment. MediaOne Group accounts for its investment in TW Telecom under the cost method of accounting, as available for sale securities, and includes the investment in "Other Assets" in the Consolidated Balance Sheet.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES

         As a result of the anticipated merger with AT&T, MediaOne Group formalized a plan during 1999 to sell its international broadband and wireless investments, including its international consolidated entities, Cable Plus a.s. ("Cable Plus"), a cable operator in the Czech Republic, and Russian Telecommunications Development Corporation ("RTDC"), a Russian venture that holds various wireless investments. The carrying value of the net investments in international ventures are reflected as "net investments in international ventures held for sale" on the Consolidated Balance Sheet for 1999. In addition, during 1999, the results of operations of Cable Plus and RTDC are no longer consolidated with MediaOne Group's results but are rather reflected as part of "equity losses in unconsolidated ventures" in the Consolidated Statements of Operations.

         As a result of the decision to exit its international businesses, the Company recorded a $43 charge ($28 after tax) during 1999. The exit charge includes employee severance and foreign income tax settlement costs of $33 for 122 people, and lease termination, relocation and other costs of $10. The charge is reflected as a component of "gains on investments - sales and exit costs of international investments - net" in the Consolidated Statement of Operations. During 1999, the Company paid $6 related to this charge and 44 people left under the exit plan.

         Combined Financial Results of International Equity Investments. The following table reflects summarized combined financial information for the Company's investments in international ventures accounted for on the equity method. For 1999, the information presented excludes a portion of the fourth-quarter 1999 activity related to the Company's investments in BPL Cellular Limited ("BPL Cellular") in India and RTDC since MediaOne Group suspended equity method accounting for these investments as the investments had been reduced below zero due to the recognition of equity losses and debt guarantees. Any suspended equity losses on these investments will need to be recognized to the extent MediaOne Group funds additional amounts to these ventures in the future. For 1999 and 1998, the information presented excludes activity related to the Company's investments in Binariang SDN BHD in Malaysia and PT ARIAWEST International ("ARIAWEST") in Indonesia. Both investments were determined to be

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)

impaired at the end of 1997 and the Company terminated or suspended equity method accounting on these investments in 1998.

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                            ----------------------------------
COMBINED RESULTS OF OPERATIONS              1999           1998           1997
------------------------------              ----           ----           ----
Revenues ..........................       $ 3,352        $ 4,031        $ 3,353
Operating income (loss) ...........            90           (161)          (601)
Net loss ..........................          (642)          (948)        (1,696)

                                                                DECEMBER 31,
                                                            -------------------
COMBINED FINANCIAL POSITION                                 1999           1998
---------------------------                                 ----           ----
Current assets ...................................        $ 1,071        $ 1,535
Property, plant and equipment - net ..............          8,580          7,889
Other assets .....................................            628          2,541
                                                          -------        -------
Total assets .....................................        $10,279        $11,965
                                                          =======        =======
Current liabilities ..............................        $ 1,706        $ 1,630
Long-term debt ...................................          6,111          7,388
Other liabilities ................................            194          1,177
Equity ...........................................          2,268          1,770
                                                          -------        -------
Total liabilities and equity .....................        $10,279        $11,965
                                                          =======        =======

Investment Dispositions, Announced Agreements and Other

         One 2 One. On October 1, 1999, MediaOne Group sold its 50 percent ownership in Mercury Personal Communications ("One 2 One"), a wireless operation in the United Kingdom, to Deutsche Telekom for $5.7 billion, including approximately $190 for the repayment of shareholder loans owed to the Company. In connection with the sale of One 2 One, the Company entered into put options to minimize its exposure to declines in the exchange rate on the British Pound, for a cost of approximately $75. In September 1999, the Company unwound certain of the put options and entered into forward contracts related to the British Pound. The put options and forward contracts expired in October 1999. The cost of the put options and the settlement value on the forward contract was included in the calculation of the gain on the sale of One 2 One. The sale resulted in a pretax gain of $6,012 ($3,711 after tax).

         Telewest. On October 4, 1999, the Company signed an agreement to sell its interest in Telewest Communications plc ("Telewest"), a cable and telecommunications provider in the United Kingdom, to Microsoft Corporation ("Microsoft") for approximately 30 million shares of Microsoft common stock with a value of approximately $3.7 billion as of December 31, 1999. The terms and conditions of the sale are subject to certain approvals. The sale is expected to occur in 2000.

         In the fourth quarter of 1999, the Company entered into an agreement with Microsoft whereby the Company has the option to sell its Flextech plc ("Flextech") shares to Microsoft at a fixed price. As of December 31, 1999, MediaOne Group owned approximately 10,519,000 Flextech shares.

         During the fourth quarter of 1999, Telewest notified its shareholders of its intention to raise cash through a rights offering and use the proceeds to fund the acquisition of the remaining 50 percent of Cable

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)

London plc. MediaOne Group's interest in Telewest was diluted to 27.2 percent as the Company did not participate in the rights offering. The Company recorded a pretax gain of $157 ($97 after tax) to recognize the increase in the value of its interest in Telewest.

         At December 31, 1999 and 1998, the Company's interest in Telewest, which is the only equity method investment for which a quoted market price is available, had a market value of $3,527 and $1,803, respectively.

         On September 1, 1998, Telewest acquired General Cable plc ("General Cable"), a cable provider in the United Kingdom, for approximately $1.1 billion in stock and cash. Telewest raised cash for the acquisition through a rights offering to its existing shareholders, including MediaOne Group. MediaOne Group purchased 85 million new Telewest shares at a cost of $131. In addition, the Company recorded a gain in equity of $39, net of deferred taxes of $25, related to Telewest's acquisition of General Cable. On November 10, 1998, MediaOne Group purchased an additional 175 million Telewest shares from Southwestern Bell International Holdings at a price of $2.25 per share, or $394. At December 31, 1998, the Company held a 29.9 percent interest in Telewest.

         A2000. On September 3, 1999, United Pan-Europe Communications N.V. ("UPC") purchased MediaOne Group's interests in A2000, a cable operator located in the Netherlands, for proceeds of $229, including $14 for the repayment of shareholder loans and receivables owed to the Company. The sale resulted in a pretax gain of $154 ($94 after tax).

         Cable Plus. On October 27, 1999, the Company sold its interest in Cable Plus to UPC for proceeds of $150. The sale resulted in a pretax gain of $74 ($45 after tax).

         Central European Wireless. On October 22, 1999, MediaOne Group agreed to sell its interests in most of its Central European wireless ventures for $2 billion. These ventures include Polska Telefonia Cyfrowa, a wireless operator located in Poland, Westel 900 and Westel Radiotelefon, wireless operators located in Hungary, and RTDC. This transaction is expected to close in early 2000.

         In July 1998, Westel 900 repurchased shares of its stock. This repurchase resulted in an increase in MediaOne Group's interest in Westel 900 to
49.0 percent from 46.6 percent.

         Listel. On June 2, 1999, the Company sold its interest in Listel, a South American directories operation, to BellSouth Corporation, for proceeds of $55 and a pretax gain of $20 ($9 after tax).

         Lyonnaise. On September 8, 1999, the Company sold its interest in Lyonnaise Communications, a cable operator in France, for proceeds of $22, which resulted in a pretax gain of $10 ($6 after tax).

         Optus Shares. During the first half of 1999, the Company disposed of its remaining investment in shares of Cable & Wireless Optus Limited ("Optus"), for net proceeds of $164 and a gain of $155 ($95 after tax). MediaOne Group had received 13.6 million shares of Optus in the first quarter of 1999 as a result of having met certain performance measures at Optus and purchased 5.6 million additional Optus shares related to the Company's anti-dilution rights. In addition, MediaOne Group had received 50 million Optus shares in November 1998 when it converted a note with Optus into Optus shares. The Company also acquired
24.2 million Optus shares, related to MediaOne Group's anti-dilution rights, in 1998 for $30. Such shares were subsequently sold in 1998 for $39, realizing a gain of $9 ($6 after tax).

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)

         In addition, during 1999, MediaOne Group recognized a $62 commission fee from Optus in income. The Company earned the fee as a result of Optus having met certain performance measures.

         Telenet. On November 19, 1999, MediaOne Group sold its interest in Telenet, a cable operator located in Belgium, to the remaining shareholders of Telenet for proceeds of $98, resulting in a gain of $44 ($27 after tax). In connection with the sale of Telenet, the Company entered into put options to minimize its exposure to declines in the exchange rate on Euro Dollars, for a cost of approximately $3. The cost of the put options was included in the calculation of the gain on the sale of Telenet.

         If within one year of MediaOne Group's sale to the Telenet shareholders this interest is subsequently sold, the Company is entitled to receive approximately 62 percent of the difference between the new transaction price and MediaOne Group's sale price.

         WatchMark. On July 16, 1999, MediaOne Group sold WatchMark, a wholly owned wireless network management software operation, to Lucent Technologies for proceeds of $7, resulting in a pretax loss of $1.

         TITUS and Chofu. During the second and third quarters of 1999, the Company increased its ownership in TITUS Communication Corporation ("TITUS"), a broadband network operation in Japan, and Chofu Cable Television ("Chofu"), a cable operation in Japan. As part of the acquisition, MediaOne Group assumed outstanding debt guarantees totaling approximately $50. During fourth quarter 1999, the Company made additional capital contributions, further increasing MediaOne Group's investment in TITUS to a total interest of 60 percent. As of December 31, 1999, MediaOne Group's interest in Chofu was 33.3 percent. Subsequent to year-end 1999, the Company entered into an agreement to sell its interests in TITUS and Chofu. See Note 23 - Subsequent Events - to the Consolidated Financial Statements.

         ARIAWEST. On May 13, 1999, ARIAWEST reached an agreement to restructure its debt into a non-recourse debt facility. MediaOne Group will evaluate any probable funding obligations as they arise.

         Other. In 1997, MediaOne Group recorded a charge related to its investment in ARIAWEST for probable funding commitments. During fourth-quarter 1999, the Company redesignated $37 of this charge to RTDC for RTDC's debt guarantees and accounts receivable.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)

         The Company's key equity method investments in international ventures follow:


                                                       PERCENTAGE OF
                                                        OWNERSHIP
                                                       DECEMBER 31,
VENTURE(1)                                             1999    1998
--------                                               ----    ----
CABLE AND BROADBAND
Telewest Communications, United Kingdom                27.2    29.9
A2000 (KTA), Netherlands(2)                            -       50.0
Telenet, Belgium(2)                                    -       25.0
Singapore Cablevision, Singapore                       25.0    25.0
Titus Communications Corp., Japan                      60.0    25.0
Chofu Cable Television, Japan                          33.3    19.1
WIRELESS
One 2 One, United Kingdom(2)                           -       50.0
Delta Telecommunications, Russia(3),(4)                42.5    42.5
Moscow Cellular Communications, Russia(3),(4)          22.0    22.0
Westel Radiotelefon, Hungary                           49.0    49.0
Westel 900 GSM Mobile Telecommunications, Hungary      49.0    49.0
Eurotel Praha, Czech Republic                          24.5    24.5
Eurotel Bratislava, Slovak Republic                    24.5    24.5
Polska Telefonia Cyfrowa, Poland                       22.5    22.5
BPL Cellular Limited, India(4)                         49.0    49.0

-----------

(1) MediaOne Group sold its 50 percent investment in a South American directory operation in June 1999.

(2)  MediaOne Group sold its interest in these investments during 1999.

(3)  Investments are held by RTDC, owned 66.5 percent by the Company.

(4) The Company suspended equity method accounting for RTDC and BPL Cellular in the fourth quarter of 1999.

         At December 31, 1999 and 1998, the difference between the carrying amount and the Company's interest in the underlying equity of its international ventures was approximately $250 and $160, respectively.

         Foreign Currency Transactions. The Company selectively enters into forward and purchased option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and purchased option contracts allows the Company to fix or cap the cost of firm foreign investment commitments, the amount of foreign currency proceeds from sales of foreign investments, the repayment of foreign currency denominated receivables and the repatriation of dividends. All foreign exchange contracts have maturities of one year or less. The use of such contracts was limited in 1999 and 1998. There were no foreign exchange contracts outstanding as of December 31, 1999 and December 31, 1998.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)

         Forward contracts were selectively used to hedge foreign denominated proceeds from the sale of foreign investments and foreign denominated receivables during 1999 and 1998. Foreign currency pretax hedging losses of $1 was included in each of 1999 and 1998. The counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company does not have significant exposure to an individual counterparty and does not anticipate nonperformance by any counterparty.

         For the years ended 1999, 1998 and 1997, the Company recorded foreign currency transaction pretax losses of $4, pretax gains of $13, and pretax losses of $40, respectively.

NOTE 8: PROPERTY, PLANT AND EQUIPMENT

         The composition of property, plant and equipment follows:

                                            DECEMBER 31,
                                          1999        1998
Land and buildings                       $  308      $  117
Cable distribution systems                4,754       3,736
General purpose computers and other         947         785
Construction in progress                    677         299
                                          -----      ------
                                          6,686       4,937
Less accumulated depreciation             1,596         868
                                          -----      ------
Property, plant and equipment - net      $5,090      $4,069
                                         ======      ======

         Depreciation expense was $729, $657 and $727 for the years ended 1999, 1998 and 1997, respectively.

NOTE 9: INTANGIBLE ASSETS

         The composition of intangible assets follows:

                                                            DECEMBER 31,
                                                         1999         1998
Identified intangibles, primarily franchise value      $ 9,487      $ 9,089
Goodwill                                                 3,635        3,741
                                                       -------      -------
                                                        13,122       12,830
Less accumulated amortization                            1,615        1,183
                                                       -------      -------
Total intangible assets - net                          $11,507      $11,647
                                                       =======      =======

         Amortization expense for 1999, 1998 and 1997 was $519, $525 and $530, respectively.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT

SHORT-TERM DEBT

         The components of short-term debt follow:

                                         DECEMBER 31,
                                        1999        1998
                                        ----        ----
Notes payable:
   Commercial paper                    $   --      $  216
   AT&T note                            1,500          --
Current portion of long-term debt           6         353
                                       ------      ------
Total                                  $1,506      $  569
                                       ======      ======

         MediaOne Group maintains 365-day and 5-year revolving bank credit facilities totaling $2.0 billion to support its commercial paper program and to provide financing, all of which were available as of December 31, 1999. The weighted average interest rate on commercial paper was 6.09 percent at December 31, 1998.

         Short-term Debt Issuance. As a result of the termination of the Comcast merger, AT&T funded the $1.5 billion termination fee to Comcast on behalf of MediaOne Group, and MediaOne Group issued a note payable to AT&T. The AT&T note bears interest at 3-month LIBOR plus 0.15 percent and matures on December 31, 2000. The note is due on demand at any time following consummation of the merger between the Company and AT&T.

         Short-term Debt Maturities. On May 15, 1999, $254 of Debt Exchangeable for Common Stock ("DECS") matured. In accordance with the terms of the original debt issuance, the DECS were redeemed for shares of Financial Security Assurance Holdings Ltd. ("FSA") held by the Company, resulting in a pretax gain of $21 ($14 after tax).

         On December 15, 1998, $130 of DECS matured and were redeemed for shares of Enhance Financial Services Group, Inc. ("Enhance") held by MediaOne Group, in accordance with the terms of the original debt issuance. In addition, the Company settled an option issued in 1997 for the purchase of MediaOne Group's residual shares of Enhance common stock at the DECS' maturity resulting in a pretax gain of $9. As a result of both transactions, the Company has disposed of its ownership in shares of Enhance.

         In connection with the sale of the domestic wireless businesses in April 1998, AirTouch assumed $1,350 of short-term debt from MediaOne Group.

LONG-TERM DEBT

         Exchangeable Notes. During 1999 and 1998, the Company issued debt mandatorily redeemable at MediaOne Group's option into (i) Vodafone ADRs held by MediaOne Group, (ii) the cash equivalent, or (iii) a combination of cash and Vodafone ADRs, (the "Exchangeable Notes"). The maturity value of the Exchangeable Notes varies based upon the fair market value of a Vodafone ADR.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)

         Following is a summary of the Exchangeable Notes outstanding:

EXCHANGEABLE NOTES                        1999                   1998
------------------                        ----                   ----
Interest Rate                         7.0 percent           6.25 percent
Number of Shares                       26 million            29 million(1)
Maturity Date                        Nov. 15, 2002          Aug. 15, 2001
Issuance Date                          Nov. 1999          Aug. & Sept. 1998
Gross Proceeds on Issuance               $1,129                 $1,686
Issuance Price per Share                $43.4375                $58.125
New cost basis:(2)
   Total                                   n/a                  $2,529
   Per share                               n/a                  $87.212

-----------

         (1) As a result of the exchange of two shares of AirTouch common stock for one Vodafone ADR, and the five for one split of Vodafone ADRs, the redemption value of the 1998 Exchangeable Notes is now based on 72,500,000 Vodafone ADRs.

         (2) As a result of the exchange of AirTouch common stock for Vodafone ADRs and $9.00 cash proceeds per share, the cost basis for the 1998 Exchangeable Notes was revised as shown.

         Debt proceeds were used by the Company to reduce outstanding commercial paper and for general corporate purposes.

         The redemption formula for the 1999 Exchangeable Notes is as follows:

         (a) If the fair market value of a Vodafone ADR is greater than or equal to $51.2563, each 1999 Exchangeable Note is equivalent to 0.8475 of a Vodafone ADR;

         (b) If the fair market value of a Vodafone ADR is less than or equal to $43.4375, each 1999 Exchangeable Note is equivalent to one Vodafone ADR; or

         (c) If the fair market value of a Vodafone ADR is less than $51.2563 but greater than $43.4375 per share, each 1999 Exchangeable Note is equivalent to a fraction of a Vodafone ADR equal to (i) the issuance price per 1999 Exchangeable Note of $43.4375 divided by (ii) the fair market value of one Vodafone ADR.

         Upon issuance of the 1998 Exchangeable Notes, their maturity value was based on the fair market value of AirTouch common stock. As a result of the Vodafone merger in June 1999, the terms of the 1998 Exchangeable Notes were modified so that the maturity value of the debt would be based on the fair market value of Vodafone ADRs. The redemption formula was also modified for the five for one Vodafone stock split.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)

         The number of Vodafone ADRs to be exchanged at maturity for each 1998 Exchangeable Note, and/or the cash equivalent, will be based upon a redemption value of $9.00 in cash plus 2 1/2 times the fair market value of a Vodafone ADR (the "Maturity Price"), as follows:

         (a) If the Maturity Price is greater than or equal to $71.75 per share, each 1998 Exchangeable Note is equivalent to .8101 of the Maturity Price;

         (b) If the Maturity Price is less than or equal to $58.125 per share, each 1998 Exchangeable Note is equivalent to the Maturity Price; or

         (c) If the Maturity Price is less than $71.75 per share but greater than $58.125 per share, each 1998 Exchangeable Note is equivalent to $58.125.

         The Exchangeable Notes are being accounted for as indexed debt instruments since the maturity value of the Exchangeable Notes is dependent upon the fair market value of the underlying Vodafone ADRs. For the 1999 debt issuance, the Company has eliminated the market risk on a decline in value of Vodafone ADRs below $43.4375 per share on 26,000,000 of the 148,284,000 Vodafone ADRs held by the Company. Conversely, MediaOne Group would be entitled to 15.25 percent of the fair market value in excess of $51.2563 per Vodafone ADR on 26,000,000 Vodafone ADRs. For the 1998 debt issuance, the Company has eliminated the market risk on a decline in value of Vodafone ADRs below $19.65 per share on 72,500,000 of the 148,284,000 Vodafone ADRs held by the Company. Conversely, MediaOne Group would be entitled to approximately 19 percent of the fair market value in excess of $25.10 per share on 72,500,000 Vodafone ADRs. At December 31, 1999, the Vodafone ADRs had a fair market value of $49.50 per share.

         Since the Vodafone ADRs are a cost method investment being accounted for as "available for sale" securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in the maturity value of the Exchangeable Notes are being recorded in equity as unrealized gains or losses.

         The Exchangeable Notes are unsecured obligations of MediaOne Group, ranking equally in right of payment with all other unsecured and unsubordinated obligations of MediaOne Group.

         Floating Rate Debt. On June 3, 1999 and September 23, 1999, MediaOne SPC IV and MediaOne SPC VI issued approximately $1,128 and $717 of floating rate debt, respectively, at 3-month LIBOR plus 0.5 percent. MediaOne SPC IV and MediaOne SPC VI also paid $321 and $216, respectively, to fix and pre-fund interest payments on approximately $1.1 billion and $700 notional amount of their respective debt through interest swap agreements (the "Zero Coupon Swap"). The MediaOne SPC IV debt and corresponding Zero Coupon Swap mature in equal quarterly installments beginning in the second quarter of 2003 and ending in the second quarter of 2005. The MediaOne SPC VI debt and corresponding Zero Coupon Swap mature in equal quarterly installments beginning in the second quarter of 2003 and ending in the fourth quarter of 2005. The Company has therefore deferred the costs of the Zero Coupon Swaps and will amortize the costs as adjustments of interest expense associated with the respective floating rate debt. As a result of the amortization and payments received under the Zero Coupon Swap, the Company expects to have a fixed effective interest rate of 5.91 percent on the MediaOne SPC IV debt and 6.02 percent on the MediaOne SPC VI debt.

         In August 1999, MediaOne SPC IV redeemed approximately $105 of its floating rate debt for face value. The debt was redeemed with the cash proceeds received in June 1999 from the exchange of the Company's investment in AirTouch common stock for Vodafone ADRs. In addition, the Company received

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)

proceeds of $30 upon the termination of the corresponding portion of the Zero Coupon Swap which had a carrying value of approximately $29.

         The assets of MediaOne SPC IV, which are primarily the 29,154,000 Vodafone ADRs, are not available to pay the creditors of any member of the Company except the creditors of MediaOne SPC IV. The assets of MediaOne SPC VI, which are primarily the 18,000,000 Vodafone ADRs, are not available to pay the creditors of any member of the Company except the creditors of MediaOne SPC VI.

         Long-term Debt Redemptions. On June 1, 1999, the Company redeemed the
11.0 percent senior subordinated debentures of MediaOne with a carrying value of $345. The debt extinguishment resulted in an after tax gain of $17 (net of income tax expense of $11) primarily related to the write-off of excess debt premiums. The gain is reflected as an extraordinary item in the Consolidated Statement of Operations. MediaOne Group also redeemed a third-party note for its carrying value of $12. MediaOne Group financed the redemptions with cash on hand.

         Other. In conjunction with the Refinancing in 1998, MediaOne Group assumed from Old U S WEST $351 of medium and long-term debt securities which remained outstanding after the Refinancing. The debt securities had already been allocated to MediaOne Group's operations prior to the Separation.

         Since the capital assets segment is no longer accounted for as "held for sale," its results are reflected in the Company's Consolidated Balance Sheets. At December 31, 1999 and 1998, the Company's consolidated debt balances included $150 and $155 of long-term debt associated with the capital assets segment, respectively. Long-term debt of the capital assets segment primarily represents non recourse loans issued in September 1997 by MediaOne Financial Services, Inc. ("Financial Services"), a subsidiary of the Company and a member of the capital assets segment, which are securitized by certain finance receivables of Financial Services. The loans bear interest at an average rate of
6.9 percent and mature in April, 2009.

         MediaOne Group's long-term debt components are as follows:

                                                                   DECEMBER 31,
                                                                   ------------
                                                                1999          1998
                                                                ----          ----
Exchangeable Notes                                            $ 4,248       $ 1,702
Senior unsecured notes, debentures and medium-term notes        2,333         2,346
Secured debt                                                    1,893           154
Senior subordinated debt                                           --           300
Capital lease obligations                                           7             1
Other                                                              --            89
Unamortized discount-net                                           (3)           --
Unamortized premium-net                                           195           261
                                                              -------       -------
Total                                                         $ 8,673       $ 4,853
                                                              =======       =======

         Senior unsecured notes and debentures totaling $2.0 billion as of December 31, 1999 were assumed by the Company in connection with its acquisition of Continental Cablevision, Inc. ("Continental") in 1996, and are not guaranteed by the Company. These notes and debentures limit MediaOne's ability to, among other things, pay dividends, create liens, incur additional debt, dispose of property, investments and leases, and require certain minimum ratios of cash flow to debt and cash flow to related fixed charges.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)

         Interest rates and maturities of long-term debt at December 31, 1999 follow:

                                                                      MATURITIES
                                           ----------------------------------------------------------
                                                                                               THERE-       TOTAL       TOTAL
INTEREST RATES                             2001         2002         2003         2004         AFTER         1999        1998
--------------                             ----         ----         ----         ----         -----         ----        ----
Above 5% to 6%                           $    --       $    --      $   341      $   455      $   227      $ 1,023      $     1
Above 6% to 7%                             3,119            37          214          291          411        4,072        1,948
Above 7% to 8%                                --         1,132           --            5           42        1,179           45
Above 8% to 9%                               200            --          100           --        1,375        1,675        1,680
Above 9% to 10%                               --            --           --           --          525          525          528
Above 10%                                     --            --           --           --           --           --          300
                                         -------       -------      -------      -------      -------        -----        -----
                                         $ 3,319       $ 1,169      $   655      $   751      $ 2,580        8,474        4,502
                                         =======       =======      =======      =======      =======
Capital lease obligations and other                                                                              7           90
Unamortized discount - net                                                                                      (3)          --
Unamortized premium - net                                                                                      195          261
                                                                                                           -------      -------
Total                                                                                                      $ 8,673      $ 4,853
                                                                                                           =======      =======

         Interest payments, net of amounts capitalized, were $404, $709 and $572 for 1999, 1998 and 1997, respectively, of which $16, $33 and $47, respectively, related to the capital assets segment.

INTEREST RATE RISK MANAGEMENT

         The objective of an interest rate risk management program is to minimize the total cost of debt over time and the interest rate variability. This is achieved through the use of interest rate swaps, which adjust the ratio of fixed- to variable-rate debt. Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements. Apart from the Zero Coupon Swaps discussed above, MediaOne Group had no other swaps or interest rate contracts outstanding as of December 31, 1999.

         During fourth-quarter 1996, the Company purchased $1.5 billion notional of put options on U. S. Treasury Bonds to protect against an increase in interest rates in conjunction with the 1997 refinancing of debt assumed from Continental. The contracts closed in January 1997 and a gain of $5 was deferred. The gain was recognized in 1998 in conjunction with the Refinancing as part of the loss on debt extinguishment.

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS

         Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt approximate carrying values due to their short-term nature.

         The carrying values of mandatorily redeemable preferred stock and long-term receivables approximate the fair values based on quoted market prices or discounted future cash flows. The carrying values of foreign exchange contracts approximate the fair values based on estimated amounts the Company would receive or pay to terminate such agreements. It is not practicable to estimate the fair value of financial guarantees because there are no quoted market prices for similar transactions.

                              MEDIAONE GROUP, INC.

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         The fair values of interest rate swaps are based on estimated amounts the Company would receive or pay to terminate such agreements taking into account current interest rates and creditworthiness of the counterparties. The fair values of the Zero Coupon Swaps are based on discounting future cash flows using current interest rates.

         The fair values of the Collars are calculated using an option valuation model that includes dividends, volatility, price of underlying instrument and interest rates.

         The fair values of long-term debt and Preferred Securities and minority interest in Centaur Funding are based on quoted market prices where available or, if not available, are based on discounting future cash flows using current interest rates.

                                                                 DECEMBER 31,
                                                                 ------------
                                                       1999                        1998
                                                       ----                        ----
                                              CARRYING        FAIR          CARRYING       FAIR
                                                VALUE         VALUE          VALUE         VALUE
                                                -----         -----          -----         -----
Debt - net (includes short-term portion)      $ 10,179       $ 10,241       $  5,422      $  5,861
Zero Coupon Swaps - assets                        (460)          (499)            --            --
                                              --------       --------       --------      --------
Debt - net                                    $  9,719       $  9,742       $  5,422      $  5,861
                                              ========       ========       ========      ========
Minority interest in Centaur Funding          $  1,113       $  1,159       $  1,099      $  1,169
                                              ========       ========       ========      ========
Preferred Securities                          $  1,060       $  1,044       $  1,061      $  1,073
                                              ========       ========       ========      ========

         The unamortized cost and estimated market value of debt and equity securities follow:

                                          DECEMBER 31, 1999                                      DECEMBER 31, 1998
                                          -----------------                                      -----------------
                                     GROSS        GROSS                                   GROSS        GROSS
                                   UNREALIZED   UNREALIZED                              UNREALIZED   UNREALIZED       FAIR
SECURITIES               COST        GAINS       LOSSES(1)   FAIR VALUE        COST        GAINS       LOSSES         VALUE
----------               ----        -----      ---------    ----------        ----        -----       ------         -----
Equity securities      $ 6,075      $ 2,825      $  (737)      $ 8,163       $ 3,045      $ 1,609      $    --       $ 4,654
Debt securities          1,637           --          (94)        1,543         1,782            2          (19)        1,765
                       -------      -------      -------       -------       -------      -------      -------       -------
Total                  $ 7,712      $ 2,825      $  (831)      $ 9,706       $ 4,827      $ 1,611      $   (19)      $ 6,419
                       =======      =======      =======       =======       =======      =======      =======       =======

-----------

(1) Gross unrealized losses on equity securities represent the fair market value of the Collars, which have a zero cost basis.

         Investments in debt and equity securities are classified as available for sale and are carried at market value. Debt and equity securities primarily represent Vodafone ADRs and preferred stock during 1999, and AirTouch preferred and common securities during 1998. The AirTouch shares were received in April 1998 as a result of the sale of the Company's domestic wireless businesses to AirTouch. Net unrealized gains and losses on marketable securities are included in comprehensive income as a component of equity. The market value of these securities is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

         As of December 31, 1999, contractual maturities of investments in debt securities held by MediaOne Group were as follows: $72 less than one year, $66 from one to 5 years, and $1,405 greater than 5 years

                              MEDIAONE GROUP, INC.

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

through 2026. Investments in debt securities may not be held to their contractual maturities as the Company may sell these securities in response to liquidity needs and changes in interest rates.

NOTE 12: LEASING ARRANGEMENTS

         The Company has entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $43, $56 and $74 in 1999, 1998 and 1997, respectively. Future minimum lease payments as of December 31, 1999, under noncancelable operating leases follow:

 YEAR
 ----
 2000          $ 35
 2001            25
 2002            22
 2003            19
 2004            18
Thereafter       40
               ----
Total          $159
               ====

NOTE 13: MINORITY INTEREST IN CENTAUR FUNDING

         On December 15, 1998, Centaur Funding Corporation ("Centaur"), a special purpose entity consolidated by MediaOne Group, issued three series of preferred shares to external investors (the "Preference Shares") as well as $25 of common securities. The Company owns all of the outstanding common securities, representing a 9.9 percent voting interest in Centaur. Centaur was formed for the principal purpose of raising capital through the issuance of the Preference Shares. The net proceeds from the issuance of the Preference Shares were loaned to MediaOne SPC II, LLC ("MediaOne SPC II"), a subsidiary of MediaOne Group (the "MediaOne SPC II Notes"). Principal and interest payments on the MediaOne SPC II Notes are expected to be Centaur's principal source of funds to make dividend and redemption payments on the Preference Shares. In addition, the dividend payments and certain redemption payments on the Preference Shares will be determined by reference to the dividend and redemption activity of the ATI Shares. See Note 4 - Investment in Vodafone Group/AirTouch Communications - to the Consolidated Financial Statements. The ATI Shares are owned by MediaOne SPC
II. Payments on the Preference Shares are neither guaranteed nor secured by MediaOne Group. The sole assets of Centaur are the MediaOne SPC II Notes and the proceeds from the sale of the common securities, which may be invested in certain eligible investments as outlined in Centaur's articles of incorporation.

         The ATI Shares, 75 percent of the outstanding common stock of MediaOne International Holdings, Inc., (the "International Stock"), and a certain intercompany note receivable from MediaOne of Colorado, a wholly owned subsidiary of the Company, to MediaOne SPC II and certain other assets are properties of MediaOne SPC II and are not available to pay creditors of any member of the Company, other than creditors of MediaOne SPC II. The International Stock owned by MediaOne SPC II may be transferred or dividended by MediaOne SPC II to another member of MediaOne Group if such transfer or dividend is in compliance with certain covenants and limitations. MediaOne SPC II is a limited liability company, the membership interest of which is owned by MediaOne SPC I LLC ("MediaOne SPC I"), a wholly owned subsidiary of the Company. That membership interest is the property of MediaOne SPC I

                              MEDIAONE GROUP, INC.

NOTE 13: MINORITY INTEREST IN CENTAUR FUNDING (CONTINUED)

and is not available to pay creditors of any member of MediaOne Group, other than creditors of MediaOne SPC I.

         The three series of Centaur Preference Shares are as follows:

                                SERIES A       SERIES B       SERIES C        TOTAL
Dividend Rate                   Variable         9.08%          None
Maturity Date                     None       4/21/2020(1)   4/21/2020(1)
Shares Outstanding                   400        934,500        715,500
Book Value                      $     98       $    910       $    105       $  1,113
                                ========       ========       ========       ========
Liquidation Value               $    100       $    934       $    716       $  1,750
                                ========       ========       ========       ========
Voting Interest in Centaur          11.1%          49.0%          30.0%

-----------

(1) Maturity dates of the Series B and Series C Preference Shares are referenced to the ATI Shares.

         The Auction Market Preference Shares, Series A (the "Series A Preference Shares") have a liquidation value of two hundred and fifty thousand dollars per share, and were recorded at their liquidation value less issuance costs of $3. Dividends on the Series A Preference Shares are payable quarterly as and when declared by Centaur's Board of Directors out of funds legally available.

         The 9.08 percent Cumulative Preference Shares, Series B (the "Series B Preference Shares") have a liquidation value of one thousand dollars per share, and were recorded at their liquidation value less issuance costs of $25. Dividends on the Series B Preference Shares are payable quarterly in arrears when declared by Centaur's Board of Directors out of funds legally available. In addition, dividends may be declared and paid only to the extent that dividends have been declared and paid on the ATI Shares.

         The Preference Shares, Series C (the "Series C Preference Shares") have a liquidation value of one thousand dollars per share at maturity, and were recorded at their fair value of $96 less issuance costs of $3. The value of the Series C Preference Shares will be accreted to reach its liquidation value upon maturity.

         Certain redemption payments on the Series B and Series C Preference Shares will be determined by reference to the redemption of the ATI Shares. On May 13, 1999, as a result of the Vodafone merger, Centaur mailed notices to the holders of the Series B and Series C Preference Shares that described the manner in which the terms of the Series B and Series C Preference Shares would be deemed modified to reflect the changes to the ATI Shares, pursuant to the Articles of Association of Centaur, without any action of the holders of such shares. The revised redemption schedule was modified so that the maturity date on the Class E ATI Shares is now April 1, 2020. The Class E ATI Shares represent 50 percent of the ATI Shares. Consequently, if Vodafone redeems all of the Class E ATI Shares, Centaur must redeem 50 percent of the outstanding Series B and Series C Preference Shares. In addition, all of the Class D ATI Shares mature on April 21, 2020. If Vodafone redeems all of the Class D ATI Shares, then Centaur would be obligated to redeem the same percentage of the Series B and Series C Preference Shares. See Note 4 - Investment in Vodafone Group/AirTouch Communications - to the Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.

NOTE 13: MINORITY INTEREST IN CENTAUR FUNDING (CONTINUED)

         The $21 extraordinary dividend payment on the Class E ATI Shares was allocated to the Series B and Series C Preference Shares on a pro-rata basis based on the liquidation value of the Series B Preference Shares and on the accreted value of the Series C Preference Shares as of June 30, 1999, and is reflected as "minority interest expense in Centaur Funding" in the Consolidated Statements of Operations. The amount allocated to the Series B Preference Shares was reflected as a one-time extraordinary dividend and was paid to the holders in August 1999 following the payment in August 1999 on the Class E ATI Shares. The amount allocated to the Series C Preference Shares was reflected as an increase in Centaur's obligation upon maturity.

         The Series A, Series B and Series C Preference Shares are recorded as "Minority interest in Centaur Funding" on the Consolidated Balance Sheets of the Company. The Series B Preference Shares rank equally with the Series C Preference Shares as to redemption payments and upon liquidation, and the Series B and Series C Preference Shares rank senior to the Series A Preference Shares and the common shares of Centaur as to redemption payments and upon liquidation.

         The Series B Preference Shares rank senior to the Series A Preference Shares and the common shares with respect to dividend payments. Centaur may only pay a dividend to its common shareholder when its assets, including the MediaOne SPC II Notes, exceed the liquidation preference and accumulated and unpaid dividends on the Series B and Series C Preference Shares by $28 after paying the common dividends, and when it has a cash balance, including qualified investments, in excess of $28 after paying the common dividend.

         At December 31, 1999 and 1998, Centaur held $27 and $26, respectively, in cash for its exclusive use. Since Centaur's cash management options are limited to non-affiliated, risk-free investments, and it is restricted from loaning up to $28 in cash to MediaOne Group and its subsidiaries, Centaur's cash balance is not included in the Company's cash and cash equivalents balance. Instead, Centaur's cash balance has been classified in the Consolidated Balance Sheets of the Company as a component of "Other Assets."

NOTE 14: COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY - GUARANTEED SUBORDINATED DEBENTURES

         The following table summarizes the Preferred Securities outstanding as of December 31, 1999:

PREFERRED SECURITIES                    7.96%             8.25%              9.30%             9.50%             9.04%        TOTAL
--------------------                    -----             -----              -----             -----             -----        -----
Subsidiary                           Financing I       Financing II        Finance I         Finance II        Finance III
Maturity Date                       Sept. 30, 2025     Oct. 29, 2036     Sept. 30, 2025     Oct. 29, 2036     Dec. 31, 2038
Shares Outstanding                       1,312,910         1,185,618         10,658,108         8,520,289        20,000,000
Book Value                                     $33               $30               $274              $223              $500   $1,060
                                               ===               ===               ====              ====              ====   ======
Liquidation Value                              $33               $30               $266              $213              $500   $1,042
                                               ===               ===               ====              ====              ====   ======
Value at Issuance                              $33               $30               $274              $224              $500
Common Securities                               19                15                  9                 7                15
                                               ---               ---               ----              ----              ----
Subordinated Debt Securities.                  $52               $45               $283              $231              $515
                                               ===               ===               ====              ====              ====

                              MEDIAONE GROUP, INC.

NOTE 14: COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY - GUARANTEED SUBORDINATED DEBENTURES (CONTINUED)

The Exchange Offer

         On June 12, 1998, MediaOne Group tendered for cash or exchange all of the outstanding Preferred Securities (the "Exchange Offer"). At that time, the Company had outstanding $600 face value of 7.96 percent Preferred Securities of Old U S WEST Financing I ("Financing I"), a subsidiary of Old U S WEST, and $480 face value of 8.25 percent Preferred Securities of Old U S WEST Financing II ("Financing II"), a subsidiary of Old U S WEST. Of the total outstanding, $301 face value of 7.96 percent Preferred Securities and $237 face value of 8.25 percent Preferred Securities were redeemed for cash. The cash redemption amount of $570 was financed by issuing commercial paper at a weighted average interest rate of 5.85 percent, which was subsequently repaid with net proceeds from the 1998 Exchangeable Notes issuance. See Note 10 - Debt - to the Consolidated Financial Statements.

         In addition, $266 face value of 7.96 percent Preferred Securities of Financing I were exchanged for $274 fair value of 9.30 percent Preferred Securities issued by MediaOne Finance Trust I ("Finance I"), a subsidiary of MediaOne Group, and $213 face value of 8.25 percent Preferred Securities of Financing II were exchanged for $224 fair value of 9.50 percent Preferred Securities issued by MediaOne Finance Trust II ("Finance II"), a subsidiary of MediaOne Group. The Preferred Securities of Finance I and Finance II were recorded upon issuance at fair value of $25.75 and $26.30 per security, respectively. Finance I and Finance II also issued $9 and $7, respectively, of common securities which are held by MediaOne Group. With the exception of the dividend rates, the terms and maturity of the Finance I and Finance II Preferred Securities are substantially the same as those of the Financing I and Financing II Preferred Securities.

         The Preferred Securities of Financing I and Financing II which were neither redeemed for cash nor exchanged for new Preferred Securities remain outstanding and their respective common securities were retained by MediaOne Group.

         As a result of the Exchange Offer, MediaOne Group recorded a charge to equity of $53, (net of tax benefits of $28). Such charge represented redemption costs, including the difference between the face and market value of the securities, and a charge for unamortized issuance costs. Also included was a charge of $19 related to market value premiums on the exchanged securities.

         On October 23, 1998, MediaOne Finance Trust III ("Finance III"), a subsidiary of MediaOne Group, issued $500 of 9.04 percent Preferred Securities and $15 of common securities. The common securities are held by MediaOne Group.

         Total proceeds from the issuance of the Preferred Securities and the common securities of Financing I and Financing II (the "Old Trusts"), and Finance I, Finance II and Finance III, (the "New Trusts", and collectively with the Old Trusts, "the Trusts"), were used to purchase Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") from MediaOne Group Funding, Inc. ("MediaOne Funding"), a wholly owned subsidiary of MediaOne Group, the obligations under which are fully and unconditionally guaranteed by MediaOne Group (the "Debt Guarantees"). The Subordinated Debt Securities have the same interest rate and maturity date as the Preferred Securities to which they relate. The sole assets of the Trusts are and will be the Subordinated Debt Securities and the Debt Guarantees. In the Exchange Offer, the Subordinated Debt Securities that relate to the remaining outstanding Preferred Securities of the Old Trusts were assumed by MediaOne Group and the related Debt Guarantees were extinguished.

                              MEDIAONE GROUP, INC.

NOTE 14: COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY - GUARANTEED SUBORDINATED DEBENTURES (CONTINUED)

         MediaOne Group has guaranteed the payment of interest and redemption amounts to holders of the Preferred Securities when the Trusts have funds available for such payments (the "Payment Guarantee") as well as the Company's and MediaOne Funding's undertaking to pay all of the costs, expenses and other obligations (the "Expense Undertaking") of the Old Trusts and the New Trusts, respectively. The Payment Guarantee and the Expense Undertaking, including MediaOne Group's guarantee with respect thereto, considered together with MediaOne Funding's obligations under the indenture and Subordinated Debt Securities and MediaOne Group's obligations under the indenture, declaration and Debt Guarantees, constitute a full and unconditional guarantee by MediaOne Group of the Trusts' obligations under the Preferred Securities. The interest and other payment dates on the Subordinated Debt Securities are the same as the distribution and other payment dates on the Preferred Securities. Under certain circumstances, the Subordinated Debt Securities may be distributed to the holders of Preferred Securities and common securities in liquidation of the Trusts.

         All of the Subordinated Debt Securities are redeemable by the Company or MediaOne Funding at a redemption price of $25.00 per security, plus accrued and unpaid interest. If the Company or MediaOne Funding redeems the Subordinated Debt Securities, the Trusts are required to concurrently redeem their respective Preferred Securities at $25.00 per share plus accrued and unpaid distributions. The 9.30 percent and the 7.96 percent Subordinated Debt Securities are redeemable in whole or in part at any time on or after September 11, 2000. The
9.50 percent and the 8.25 percent Subordinated Debt Securities are redeemable in whole or in part at any time on or after October 29, 2001. The 9.04 percent Subordinated Debt Securities are redeemable in whole or in part at any time on or after October 28, 2003.

NOTE 15: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

         Series E Preferred Stock. On June 30, 1997, Old U S WEST acquired cable systems serving approximately 40,000 subscribers in Michigan for cash of $25 and the issuance of 996,562 shares of Old U S WEST Series E Preferred Stock (the "Series E Preferred Stock") with a fair value of $50. Dividends are payable quarterly at the annual rate of 6.34 percent. The Series E Preferred Stock was recorded at fair value of $50.00 per share at June 30, 1997, which was equal to its liquidation value. Effective with the Separation, the Old U S WEST Series E Preferred Stock remains outstanding and represents shares of MediaOne Group Series E Preferred Stock. Upon redemption, the preferred stockholders may elect to receive cash or convert their Series E Preferred Stock into MediaOne Group Stock. Cash redemption is equal to the Series E Preferred Stock's liquidation value of $50.00 per share, plus accrued dividends. The number of shares of MediaOne Group Stock to be received upon conversion is based on a formula of $47.50 per share divided by the then current market price of MediaOne Group Stock. The conversion rate is subject to adjustment by the Company under certain circumstances. The Series E Preferred Stock ranks senior to MediaOne Group's common stock, and is subordinated to any senior debt and the Preferred Securities.

         The Series E Preferred Stock is redeemable as follows: (a) the Company may call for redemption all or any part of the Series E Preferred Stock beginning on June 30, 2002; (b) on a yearly basis beginning August 1, 2007, and continuing through August 1, 2016, the Company will redeem 49,704 shares of Series E Preferred Stock, and on June 30, 2017, all of the remaining outstanding shares of Series E Preferred Stock; or (c) all of the outstanding Series E Preferred Stock shall be redeemed upon the occurrence of certain

                              MEDIAONE GROUP, INC.

NOTE 15: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION (CONTINUED)


events, including the dissolution or sale of all or substantially all of MediaOne Group. Pursuant to the AT&T merger agreement, each share of the Company's Series E Preferred Stock will be converted into one share of a newly created AT&T series E preferred stock with substantially the same rights as the MediaOne Group Series E Preferred Stock.

         Series C Preferred Stock. On September 2, 1994, Old U S WEST issued to Fund American Enterprises Holdings Inc. 50,000 shares of a class of 7 percent Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") for a total of $50. Beginning on September 2, 1999, MediaOne Group had the option to redeem the Series C Preferred Stock for one thousand dollars per share plus unpaid dividends and a redemption premium. On September 2, 1999, holders of the Series C Preferred Stock exercised options to receive common shares of Financial Security Assurance Holdings Ltd. ("FSA") held by the Company with a fair market value of $96. As a result of the exercise of the FSA options, the Series C Preferred Stock was effectively redeemed, resulting in an after tax charge to equity of $28 (net of tax benefits of $18). The Company also recognized a pretax gain in income of $50 ($31 after tax) based upon the difference in the fair market value and carrying value of the FSA shares surrendered. The Company did not have to pay a redemption premium since the Series C Preferred Stock holders exercised the option to receive FSA shares.

NOTE 16: SHAREOWNERS' EQUITY

         Series D Preferred Stock. On October 1, 1999, MediaOne Group issued redemption notices to its 4.5 percent, 20 year, Series D Preferred Stock (the "Series D Preferred Stock") holders indicating that, effective on November 15, 1999, Series D Preferred Stock holders would receive .744 of a share of MediaOne Group Stock per share of Series D Preferred Stock. The redemption formula was based on the Series D Preferred Stock liquidation value of $50.00 per share, divided by 95 percent of the average of the daily closing price of MediaOne Group Stock for the ten consecutive trading days ending on November 10, 1999. The Series D Preferred Stock holders also had the option to convert their shares prior to November 15, 1999 at a ratio of 1.98052 shares of MediaOne Group Stock per share of Series D Preferred Stock, which a majority did. A total of 39,576,000 shares of MediaOne Group Stock were issued in exchange for the Company's Series D Preferred Stock. The 19,999,478 shares of Series D Preferred Stock were originally issued on November 15, 1996, to shareowners of Continental as partial consideration for the purchase of Continental.

 Common Stock. Other activity for 1999 represents $121 of tax benefits on stock option exercises, an $11 gain on the exercise of a call option on MediaOne Group Stock, and $10 of miscellaneous costs. For 1998, other activity includes $44 of tax benefits on stock option exercises, a $39 gain related to the acquisition of General Cable by Telewest, a $39 gain on the exercise of a call option on shares of the Company's stock, and miscellaneous activity of $25.

 Share Repurchase. On August 7, 1998, the Board of Directors of MediaOne Group authorized the repurchase of up to 25 million shares of the Company's common stock over the next three years, dependent on market and financial conditions. During 1999, MediaOne Group purchased and placed into treasury 830,000 shares of MediaOne Group Stock at an average purchase price of $56.06 per share, or a total cost basis of $46. In addition, MediaOne Group issued 6,483,000 common shares out of treasury to execute the conversion of Series D Preferred Stock into common stock. The treasury shares had an average cost of $41.80 per share, for a total cost basis of $271. During 1998 and 1997, MediaOne Group purchased

                              MEDIAONE GROUP, INC.

and placed into treasury approximately 8,682,000 and 2,838,000 shares of MediaOne Group Stock at an average purchase price per share of $40.51 and $18.71, for a total cost basis of $352 and $53, respectively. Prior to the Separation, Old U S WEST purchased and placed into treasury $31 of Communications Stock. All outstanding shares of Communications Stock held as treasury stock by Old U S WEST were canceled as of the Separation date.

         Other. As a result of the Separation the distribution of New U S WEST was accounted for at fair value, resulting in a reduction in 1998 of $24,924 to retained earnings and $421 to common stock, representing the fair value of the businesses comprising New U S WEST previously held by Old U S WEST.

         Following is a roll-forward of share activity during the three years ended December 31, 1999:

                                                                  COMMON SHARES
                                                                  -------------
                                                       MEDIAONE GROUP       COMMUNICATIONS
                                                           STOCK                 STOCK
                                                           -----                 -----
                                                                  (IN THOUSANDS)
                                                                  --------------
BALANCE DECEMBER 31, 1996                                 608,863               480,457

   Issuance of Communications Stock                                               4,058
   Issuance of MediaOne Group Stock                         1,783
   Purchase of treasury stock                              (2,838)
                                                          -------               -------
BALANCE DECEMBER 31, 1997                                 607,808               484,515
   Issuance of Communications Stock                                               1,101
   Distribution of New U S WEST                                                (485,042)
   Issuance of MediaOne Group Stock                         4,350
   Purchase of treasury stock                              (8,682)                 (574)
                                                          -------               -------
BALANCE DECEMBER 31, 1998                                 603,476                     -
                                                                                =======
   Issuance of MediaOne Group Stock                         5,139
   Issuance for Series D Preferred Stock                   33,093
   Issuance of treasury stock for Series D                  6,483
   Purchase of treasury stock                                (830)
                                                          -------
BALANCE DECEMBER 31, 1999                                 647,361
                                                          =======

         Comprehensive Income. MediaOne Group discloses comprehensive income in accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income includes net income and other non-owner changes to equity not included in net income, such as foreign currency translation and unrealized gains or losses on debt and equity securities.

         The majority of the unrealized gains on debt and equity securities during 1999 relate to the Company's investment in Vodafone ADRs and preferred stock, totaling $852 (net of deferred taxes of $542), as well as $466 (net of deferred taxes of $251) in unrealized gains on its investment in TW Telecom which offered its shares in an initial public offering in May 1999. In addition, prior to the exchange of AirTouch shares into Vodafone shares during June 1999, MediaOne Group had recorded gains of $1,302 (net of deferred taxes of $817) on its investment in AirTouch. Of the total reclassifications in 1999, $1,302 (net of deferred taxes of $817) relate to gains realized upon the exchange and modification of AirTouch

                              MEDIAONE GROUP, INC.

NOTE 16: SHAREOWNERS' EQUITY (CONTINUED)

common and preferred stock for Vodafone ADRs and preferred stock, and $26 (net of deferred taxes of $16) relate to foreign currency translation adjustments on the sale of various international investments during the year.

         Of the total net unrealized gains on debt and equity securities during 1998, $826 (net of deferred taxes of $530), relate to the Company's investment in AirTouch common and preferred stock. During 1998, MediaOne Group recorded an unrealized gain of $147 related to its investment in AirTouch preferred stock. This unrealized gain was fully offset by a loss on an interest rate swap agreement which was designed to minimize the Company's exposure to fluctuations in the fair value of the AirTouch preferred stock as a result of interest rate changes.

         The following table presents the components of other comprehensive income and their related tax impacts. It also presents reclassification adjustments related to gains realized on the sale of debt and equity securities, and international investments.


                                                     FOR THE YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------
                                              1999                                      1998
                              -----------------------------------------------------------------------------
                                 PRE-                       AFTER-         PRE-                       AFTER-
                                 TAX           TAX           TAX           TAX           TAX           TAX
                                 ---           ---           ---           ---           ---           ---
Unrealized gain on debt
   and equity securities
   and Exchangeable Notes      $ 2,802       $(1,080)      $ 1,722       $ 1,556       $  (601)      $   955
Less: Reclassification
   for gains realized in
   net income                   (2,258)          865        (1,393)          (20)            8           (12)
                               -------       -------       -------       -------       -------       -------
Net unrealized gain                544          (215)          329         1,536          (593)          943
                               -------       -------       -------       -------       -------       -------
Foreign currency
   translation loss                (44)           15           (29)           (6)            2            (4)
Less: Reclassification
   for losses realized in
   net income                       42           (16)           26            --            --            --
                               -------       -------       -------       -------       -------       -------
Net foreign currency
   translation loss                 (2)           (1)           (3)           (6)            2            (4)
                               -------       -------       -------       -------       -------       -------
Other comprehensive
   income (loss)               $   542       $  (216)      $   326       $ 1,530       $  (591)      $   939
                               =======       =======       =======       =======       =======       =======


                                   FOR THE YEAR ENDED DECEMBER 31,
                              ---------------------------------------
                                                1997
                              ---------------------------------------
                                 PRE-                       AFTER-
                                 TAX            TAX          TAX
                                 ---            ---          ---

Unrealized gain on debt
   and equity securities
   and Exchangeable Notes      $   271       $  (109)      $   162
Less: Reclassification
   for gains realized in
   net income                     (231)           93          (138)
                               -------       -------       -------
Net unrealized gain                 40           (16)           24
                               -------       -------       -------
Foreign currency
   translation loss                (92)           36           (56)
Less: Reclassification
   for losses realized in
   net income                       --            --            --
                               -------       -------       -------
Net foreign currency
   translation loss                (92)           36           (56)
                               -------       -------       -------
Other comprehensive
   income (loss)               $   (52)      $    20       $   (32)
                               =======       =======       =======


         Employee Stock Ownership Plan. MediaOne Group sponsors a defined contribution savings plan for substantially all employees of MediaOne Group, except for foreign national employees. The Company matches a percentage of eligible employee contributions with shares of MediaOne Group Stock. Participants are fully vested in the Company match contribution. The Company recognizes expense based on the cash payments method. During 1999, 1998 and 1997, MediaOne Group's contributions to the plan were $20, $8 and $9, respectively.

         During 1998 and 1997, MediaOne Group maintained a Leveraged Employee Stock Ownership Plan ("LESOP"). Shares in the LESOP were used to fund Company match contributions as principal and interest were paid on the debt. Borrowings associated with the LESOP, which were unconditionally guaranteed by Old U S WEST, were included in the Consolidated Balance Sheets of the Company and corresponding amounts were recorded as reductions to shareowners' equity. The borrowings were repaid in May 1998, in connection with the Separation. At December 31, 1998, there were no remaining shares of MediaOne Group Stock to be allocated.

                              MEDIAONE GROUP, INC.

NOTE 16: SHAREOWNERS' EQUITY (CONTINUED)

         Shareholder Rights Plan. The Board of Directors has adopted a shareholder rights plan which, in the event of a takeover attempt, would entitle existing shareowners to certain preferential rights. The rights expire on April 6, 2009, and are redeemable by MediaOne Group at any time prior to the date they would become effective.

NOTE 17: EARNINGS PER SHARE

         The following table reflects the computation of basic and diluted earnings (loss) per share for MediaOne Group Stock, in accordance with the provisions of SFAS No. 128, "Earnings Per Share." Earnings per share information is also reflected for Communications Stock during 1998 and 1997 since the stock was outstanding at that time. Dilutive securities represent the incremental weighted average shares from potential share issuances associated with MediaOne Group stock options in 1999 and 1998, and Communications Group stock options in 1998, as well as the pro rated conversion in 1999 and the assumed conversion in 1998 of the convertible Series D Preferred Stock for MediaOne Group Stock. Diluted earnings (loss) and related per share amounts for 1997 do not include potential share issuances associated with stock options and the convertible Series D Preferred Stock since the effect would have been antidilutive on the loss from continuing operations. The calculation of diluted shares for 1999 did not include stock options for approximately 3,310,000 potential share issuances since the effect would have been antidilutive.

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                          1999           1998           1997
                                                                                          ----           ----           ----
                                                                                                (SHARES IN THOUSANDS)
MEDIAONE GROUP STOCK:
Income (loss) from continuing operations                                                $  3,514       $  1,430       $   (827)
   Preferred stock dividends and accretion                                                   (49)           (55)           (52)
   Loss on redemption of preferred securities                                                (28)           (53)            --
                                                                                        --------       --------       --------
Income (loss) from continuing operations available to MediaOne
   Group Stock shareowners used for basic earnings (loss) per share                        3,437          1,322           (879)
   Preferred stock dividends and accretion on assumed conversion                              44             49             --
                                                                                        --------       --------       --------
Income (loss) from continuing operations available to MediaOne
   Group Stock shareowners used for diluted earnings (loss) per share                   $  3,481       $  1,371       $   (879)
                                                                                        ========       ========       ========
Income from discontinued operations used for basic and diluted earnings per share:
   Results of operations(1)                                                                   --       $    158       $    347
                                                                                        ========       ========       ========
   Gain on Separation                                                                         --       $ 24,461             --
                                                                                        ========       ========       ========
Extraordinary item - early extinguishment of debt - net of tax                          $     17       $   (333)      $     --
                                                                                        ========       ========       ========

-----------

(1) Represents the operations of Dex, which were discontinued on June 12, 1998.

                              MEDIAONE GROUP, INC.

NOTE 17: EARNINGS PER SHARE (CONTINUED)

                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                           1999           1998             1997
                                                                                           ----           ----             ----
                                                                                                   (SHARES IN THOUSANDS)

MEDIAONE GROUP STOCK:
Weighted average number of shares used for basic earnings (loss) per share               611,623          607,648           606,749
Effect of dilutive securities:
   Stock options                                                                           8,683            6,368                --
   Series D Preferred Stock                                                               34,605           38,939                --
                                                                                        --------         --------          --------
Weighted average number of shares used for diluted earnings (loss) per share             654,911          652,955           606,749
                                                                                        ========         ========          ========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations                                                                   $   5.62         $   2.18          $  (1.45)
                                                                                        ========         ========          ========
Discontinued operations-results of operations(1)                                              --         $   0.26          $   0.57
                                                                                        ========         ========          ========
Discontinued operations-gain on Separation                                                    --         $  40.25                --
                                                                                        ========         ========          ========
Extraordinary item-early extinguishment of debt-net of tax                              $   0.03         $  (0.55)               --
                                                                                        ========         ========          ========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Continuing operations                                                                   $   5.32         $   2.10          $  (1.45)
                                                                                        ========         ========          ========
Discontinued operations-results of operations(1)                                              --         $   0.24          $   0.57
                                                                                        ========         ========          ========
Discontinued operations-gain on Separation                                                    --         $  37.46                --
                                                                                        ========         ========          ========
Extraordinary item-early extinguishment of debt-net of tax                              $   0.03         $  (0.51)               --
                                                                                        ========         ========          ========
COMMUNICATIONS STOCK:(2)
Income from discontinued operations used for basic and diluted earnings per share(3)                     $    589          $  1,177
                                                                                                         ========          ========
Weighted average number of shares used for basic earnings per share                                       484,972           482,751

Effect of dilutive securities - Stock options                                                               4,097                --
                                                                                                         --------          --------
Weighted average number of shares used for diluted earnings per share                                     489,069           482,751
                                                                                                         ========          ========
BASIC AND DILUTED EARNINGS PER COMMON SHARE:

Basic earnings per share from discontinued operations(3)                                                 $   1.21          $   2.43
                                                                                                         ========          ========
Diluted earnings per share from discontinued operations(3)                                               $   1.20          $   2.43
                                                                                                         ========          ========

-----------

(1) Represents the operations of Dex, which were discontinued on June 12, 1998.

(2) The Communications Stock was canceled on June 12, 1998, effective with the Separation.

(3) Represents the operations of the Communications Group, which were discontinued on June 12, 1998, and included with New U S WEST.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 18: STOCK INCENTIVE PLANS

         MediaOne Group maintains stock incentive plans for executives, other employees and nonemployees, primarily members of the Board of Directors. The Amended MediaOne Group 1994 Stock Plan (the "Plan") is administered by the Human Resources Committee of the Board of Directors with respect to officers, executive officers and outside directors, and by a special committee with respect to all other eligible employees and eligible nonemployees.

         As of December 31, 1999, the maximum aggregate number of shares of MediaOne Group Stock that could have been granted in any calendar year for all purposes under the Plan was one percent of the shares outstanding (excluding shares held in treasury) on the first day of such calendar year. In the event that fewer than the full aggregate number of shares available for issuance in any calendar year were issued in any such year, the shares not issued may be added to the shares available for issuance in any subsequent year or years. Options granted vest over periods up to three years and may be exercised no later than 10 years after the grant date.

         The compensation cost that has been included in income in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," was $12, $26 and zero in 1999, 1998 and 1997, respectively, all of which related to modifications of stock option terms.

         MediaOne Group has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but continues to account for the Plan under APB Opinion No. 25. Had compensation cost for the Plan been determined consistent with the fair value based accounting method under SFAS No. 123, the pro forma net income and earnings per share for both the MediaOne Group Stock and Communications Stock would have been the following.


                                                                           YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------
                                                           1999                      1998                      1997
                                                ---------------------------------------------------------------------------
                                                                                                                    BASIC
                                                                                          BASIC         NET        EARNINGS
                                                   NET     BASIC EARNINGS     NET        EARNINGS      INCOME       (LOSS)
                                                  INCOME     PER SHARE      INCOME      PER SHARE      (LOSS)     PER SHARE
                                                  ------     ---------      ------      ---------      ------     ---------
MEDIAONE GROUP STOCK:
   As reported ........................         $ 3,531      $ 5.65        $25,716         $42.14      $  (480)      $(0.88)
   Pro forma ..........................           3,453        5.52         25,681          42.08         (501)       (0.91)
COMMUNICATIONS STOCK:
   As reported ........................            --          --             --             --          1,177         2.43
   Pro forma ..........................            --          --             --             --          1,164         2.41


         The fair value based method of accounting for stock-based compensation plans under SFAS No. 123 recognizes the value of options granted as compensation cost over the options' vesting period and has not been applied to options granted prior to January 1, 1995.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18: STOCK INCENTIVE PLANS (Continued)

         Following are the weighted-average assumptions used in connection with the Black-Scholes option-pricing model to estimate the fair value of options granted during 1999, 1998 and 1997:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------------
                                                                           1999                 1998                    1997
                                                                        ----------           ----------             ----------
MEDIAONE GROUP STOCK:
   Risk-free interest rate .......................................           4.86%                 5.53%                 6.40%
   Expected life .................................................      4.0 years             4.5 years             5.0 years
   Expected volatility ...........................................           30.0%                 30.0%                 30.0%
   Weighted average grant date fair value ........................         $15.49                $12.53                $ 7.81
COMMUNICATIONS STOCK:
   Risk-free interest rate .......................................           --                    --                    6.40%
   Expected dividend yield .......................................           --                    --                    5.80%
   Expected life .................................................           --                    --               4.0 years
   Expected volatility ...........................................           --                    --                    25.0%
   Weighted average grant date fair value ........................           --                    --                  $ 5.70


         Data for outstanding options under the Plan is summarized as follows:


                                                                 MEDIAONE GROUP STOCK                     COMMUNICATIONS STOCK
                                                           -------------------------------           ------------------------------
                                                                                 WEIGHTED-                                WEIGHTED-
                                                                                 AVERAGE                                    AVERAGE
                                                           NUMBER OF             EXERCISE            NUMBER OF             EXERCISE
                                                             SHARES                PRICE               SHARES               PRICE
                                                           ----------             ------             ----------             ------
Outstanding December 31, 1996 ..................           14,114,094             $17.49             11,412,915             $26.67
                                                           ----------             ------             ----------             ------
   Granted .....................................            8,733,782              20.33              9,491,642              34.87
   Exercised ...................................           (1,371,529)             16.30             (2,648,569)             25.41
   Canceled or expired .........................           (1,027,388)             18.35               (637,411)             27.54
                                                           ----------             ------             ----------             ------
Outstanding December 31, 1997 ..................           20,448,959             $18.74             17,618,577             $31.23
                                                           ----------             ------             ----------             ------
   Granted .....................................            6,088,849              36.40
   Dex Adjustment ..............................              827,038               0.90
   Separation ..................................                 --                 --              (17,618,577)              --
   Exercised ...................................           (4,391,697)             17.46
   Canceled or expired .........................           (1,239,154)             21.84
                                                           ----------             ------             ----------             ------
Outstanding December 31, 1998 ..................           21,733,995             $23.13                   --                 --
                                                           ----------             ------             ==========             ======
   Granted - market value ......................            9,766,947              58.30
   Granted - above market value ................            3,309,800              70.03
   Exercised ...................................           (5,250,732)             19.84
   Canceled or expired .........................           (1,175,523)             44.25
                                                           ----------             ------
Outstanding December 31, 1999 ..................           28,384,487             $40.57
                                                           ==========             ======

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 18: STOCK INCENTIVE PLANS (Continued)


         The number of exercisable options under the Plan and the weighted-average exercise prices follow:


                                                            MEDIAONE GROUP STOCK                       COMMUNICATIONS STOCK
                                                    ------------------------------------        --------------------------------
                                                      NUMBER             WEIGHTED-AVERAGE         NUMBER        WEIGHTED-AVERAGE
EXERCISABLE OPTIONS AT:                              OF SHARES            EXERCISE PRICE        OF SHARES        EXERCISE PRICE
-----------------------                              ---------            --------------        ---------        --------------
December 31, 1997 ..........................          7,235,685              $16.54               5,299,955         $25.72
December 31, 1998 ..........................          9,742,450               18.30                    --             --
December 31, 1999 ..........................         17,346,718               32.94                    --             --


         The following table summarizes the status of outstanding and exercisable options under the Plan at December 31, 1999. The total options outstanding represent 4.6 percent of the MediaOne Group common shares outstanding.


                                           OUTSTANDING OPTIONS                         EXERCISABLE OPTIONS
                           -------------------------------------------------      --------------------------------
                                                 WEIGHTED-
                                                  AVERAGE          WEIGHTED-                             WEIGHTED-
                                                 REMAINING          AVERAGE                               AVERAGE
  RANGE OF EXERCISE          NUMBER             CONTRACTUAL         EXERCISE         NUMBER              EXERCISE
        PRICES             OUTSTANDING         LIFE (YEARS)          PRICE         EXERCISABLE             PRICE
        ------             -----------         ------------          -----         -----------             -----
MEDIAONE GROUP STOCK
$13.17 - $16.95 .........    3,664,423                4.78        $   15.42         3,661,995           $   15.42
$17.06 - $19.03 .........    3,029,850                6.37            18.13         2,780,745               18.14
$19.10 - $21.27 .........    3,228,041                6.80            20.48         2,643,616               20.31
$21.45 - $36.75 .........    3,391,128                7.72            30.15         2,786,687               29.96
$37.00 - $44.38 .........    2,348,938                8.28            39.12           614,417               37.84
$45.25 - $46.69 .........    5,577,272                8.94            46.68         1,183,240               46.68
$46.81 - $69.88 .........      720,839                8.59            50.60           398,692               48.16
$70.03 - $70.03 .........    3,271,100                9.01            70.03         3,271,100               70.03
$70.06 - $79.69 .........      877,703                9.38            77.76             6,133               75.21
$81.63 - $81.63 .........    2,275,193                9.33            81.63                93               81.63
                            ----------                ----        ---------        ----------           ---------
                            28,384,487                7.73        $   40.57        17,346,718           $   32.94
                            ==========                ====        =========        ==========           =========

         A total of 13,076,747, 6,088,849 and 8,733,782 MediaOne Group Stock options were granted in 1999, 1998 and 1997, respectively. A total of 9,491,642 Communications Stock options were granted in 1997. The modified MediaOne Group Stock options were not significant in 1999 and 1998, and the Communications Stock options were not significant in 1997. The exercise price for the majority of the MediaOne Group Stock options granted in 1999, as well as all of the 1998 and 1997 MediaOne Group and Communications Stock grants, excluding modified options, equals the market price on the grant date.

         Approximately 8,213,000 and 4,046,000 shares of MediaOne Group Stock were available for grant under the plans in effect at December 31, 1999 and 1998, respectively. Approximately 36,598,000 shares of MediaOne Group Stock were authorized but unissued under the Plan at December 31, 1999.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 19: EMPLOYEE BENEFITS

MEDIAONE GROUP PLANS

         The MediaOne Group defined benefit pension plan covers substantially all of its employees, except for foreign national employees. Management benefits are based on a final pay formula. MediaOne Group uses the projected unit credit method for the determination of pension cost for financial reporting and funding purposes. MediaOne Group's policy is to fund amounts required under the Employee Retirement Income Security Act of 1974; no funding was required in 1999, 1998 nor 1997.

         MediaOne Group also sponsors a nonqualified pension plan which pays supplemental pension benefits to key executives in addition to amounts received under the MediaOne Group pension plan. The obligation and annual expense for this plan are included in the 1999 and 1998 pension detail below.

         MediaOne Group provides certain health care and life insurance benefits to retired employees. MediaOne Group uses the projected unit credit method for the determination of postretirement medical and life costs for financial reporting purposes.

         Net periodic benefit costs for pension benefits were $9 in 1999 and $3 in 1998, and $2 in each of 1999 and 1998 for other postretirement benefits.

         Below is a reconciliation of the change in the fair value of the plan assets for the pension and postretirement plans for 1999 and 1998:

                                                                                 OTHER
                                                         PENSION            POSTRETIREMENT
                                                         BENEFITS              BENEFITS
                                                       DECEMBER 31,           DECEMBER 31,
                                                       ------------           ------------
                                                     1999        1998        1999      1998
                                                     ----        ----        ----      ----
Fair value of plan assets at beginning of year      $ 218       $--         $   5      $--
   Actual return on plan assets ..............         34          10        --         --
   Contributions for non-qualified plan ......          4           4        --         --
   Assets transferred from Old U S WEST ......       --           194        --            4
   Assets due (to) from Old U S WEST .........        (11)         19        --            1
   Rollovers .................................          1        --          --         --
   Benefits paid .............................        (29)         (9)       --         --
                                                    -----       -----       -----      -----
Fair value of plan assets at end of year(1) ..      $ 217       $ 218       $   5      $   5
                                                    =====       =====       =====      =====

-----------

(1)      Pension assets include MediaOne Group stock of $1 for 1998.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 19: EMPLOYEE BENEFITS (Continued)

         Below is a reconciliation of the change in the benefit obligation for the pension and postretirement plans for 1999 and 1998:

                                                                             OTHER
                                                     PENSION             POSTRETIREMENT
                                                     BENEFITS               BENEFITS
                                                   DECEMBER 31,           DECEMBER 31,
                                                   ------------           ------------
                                                   1999    1998           1999    1998
                                                   ----    ----           ----    ----
Net benefit obligation at beginning of year      $ 200       $--         $  25       $--
   Service cost ...........................         16           8           1           1
   Interest cost ..........................         14           6           2        --
   Liability transferred from Old U S WEST        --           190        --            23
   Rollover ...............................          1        --          --          --
   Actuarial (gain) loss ..................        (16)          5          (8)          1
   Benefits paid ..........................        (29)         (9)       --          --
                                                 -----       -----       -----       -----
Net benefit obligation at end of year .....      $ 186       $ 200       $  20       $  25
                                                 =====       =====       =====       =====

         The following table represents the funded status of the pension and postretirement plans at December 31, 1999 and 1998:

                                                                      OTHER
                                                                 POSTRETIREMENT
                                           PENSION BENEFITS         BENEFITS
                                             DECEMBER 31,          DECEMBER 31,
                                             ------------          ------------
                                            1999      1998       1999      1998
                                            ----      ----       ----      ----
Funded status at end of year ........      $ 31       $ 18       $(15)      $(20)
   Unrecognized actuarial (gain) loss       (64)       (47)        (2)         5
   Unrecognized prior service cost ..        17         20          1          1
   Unrecognized net transition asset         (6)        (7)       --         --
                                           ----       ----       ----       ----
Net accrued liability at end of year       $(22)      $(16)      $(16)      $(14)
                                           ====       ====       ====       ====

         The actuarial assumptions used to account for the plans are as follows:

                                                                       PENSION
                                                                       BENEFITS              OTHER POSTRETIREMENT BENEFITS
                                                                     -------------          -------------------------------
WEIGHTED AVERAGE ASSUMPTION AS OF DECEMBER 31,                       1999    1998             1999                    1998
----------------------------------------------                       ----    ----        -----------------       ------------------
Discount rate....................................................      7.5%   6.75%           7.5%                    6.75%
Expected return on assets........................................     8.75%   8.75%          8.75%                    8.75%
Rate of compensation increase....................................     4.00%   4.00%           N/A                      N/A
Health care cost trend on covered charges........................       N/A     N/A       8% decreasing to         8% decreasing to
                                                                                          an ultimate trend        an ultimate trend
                                                                                           of 5% in 2011            of 5% in 2011


         A one percent change in the assumed healthcare cost trend rate would have increased the accumulated postretirement benefit obligation by $3 in 1999 and by $4 in 1998, and decreased it by $3 in each of 1999 and 1998. The impact on service and interest cost components would not have been material.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 19: EMPLOYEE BENEFITS (Continued)

OLD U S WEST PLANS

         Prior to the Separation, MediaOne Group participated in the employee benefits plans sponsored by Old U S WEST. Since both MediaOne Group and New U S WEST belonged to a single pension and postretirement plan, assets were not segregated until Separation. Pension and postretirement benefit costs were allocated to MediaOne Group based on the ratio of MediaOne Group's service cost to total service cost. MediaOne Group's share of the net pension credit for 1997 was $(3). MediaOne Group's share of the net postretirement costs for 1997 was $4.

NOTE 20: INCOME TAXES

         The components of the provision (benefit) for income taxes follow:

                                                      DECEMBER 31,
                                          -----------------------------------
                                            1999         1998          1997
                                          -------      -------       -------
FEDERAL:
   Current .........................      $ 1,460      $  (372)      $  (210)
   Deferred ........................        1,195        1,358          (137)
                                          -------      -------       -------
                                            2,655          986          (347)
                                          -------      -------       -------
STATE AND LOCAL:
   Current .........................          215          (14)          (20)
   Deferred ........................          271          203           (26)
                                          -------      -------       -------
                                              486          189           (46)
                                          -------      -------       -------
FOREIGN:
   Current .........................           33           15            (1)
   Deferred ........................           43           18            14
                                          -------      -------       -------
                                               76           33            13
                                          -------      -------       -------
Provision (benefit) for income taxes      $ 3,217      $ 1,208       $  (380)
                                          =======      =======       =======


         The Company received $365 for income taxes in 1999, and paid $24 and $636 for income taxes in 1998 and 1997, respectively, inclusive of the discontinued operations of New U S WEST and the capital assets segment. Income taxes paid for the discontinued operations of New U S WEST, through the Separation date of June 12, 1998, were $379 and $906 in 1998 and 1997, respectively.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 20: INCOME TAXES (Continued)

         The effective tax rate differs from the statutory tax rate as follows:

                                                                             DECEMBER 31,
                                                                      --------------------------
                                                                      1999       1998       1997
                                                                      ----       ----       ----
                                                                           (IN PERCENT)
Federal statutory tax rate .....................................      35.0       35.0       35.0
State income taxes - net of federal effect .....................       3.7        3.5        2.5
Foreign taxes - net of federal effect ..........................       0.3       (1.8)      (0.7)
Goodwill amortization ..........................................       0.7       (4.5)      (4.7)
Other ..........................................................      (0.7)       0.6       (0.6)
                                                                      ----       ----       ----
Subtotal without gain on sale of domestic wireless and AT&T Note      39.0       32.8       31.5
Gain on sale of domestic wireless ..............................      --         13.0       --
AT&T Note ......................................................       8.8       --         --
                                                                      ----       ----       ----
Effective tax rate .............................................      47.8       45.8       31.5
                                                                      ====       ====       ====


         The components of the net deferred tax liability follow:

                                                                  DECEMBER 31,
                                                            ----------------------
                                                              1999          1998
                                                            -------       -------
Intangible assets ....................................      $ 2,592       $ 2,685
Property, plant and equipment ........................          340           284
State deferred tax liability - net of federal effect .        1,035           867
Leases ...............................................          540           557
Investment in Vodafone Group / AirTouch Communications        2,477         1,978
Investments ..........................................          466          --
AT&T Note ............................................          525          --
Other ................................................            2            95
                                                            -------       -------
   Deferred tax liabilities ..........................        7,977         6,466
                                                            -------       -------
Merger related costs .................................           90          --
State deferred tax asset - net of federal effect .....           73            87
Other accrued liabilities ............................          206           189
Investments ..........................................         --             203
Net operating loss and tax credit carryforwards ......          118           127
Valuation allowance ..................................         (269)         (279)
Foreign currency translation adjustment ..............         --              57
Other ................................................          117           121
                                                            -------       -------
   Deferred tax assets ...............................          335           505
                                                            -------       -------
Net deferred tax liability ...........................      $ 7,642       $ 5,961
                                                            =======       =======


         In connection with the acquisition of Continental in November 1996, the Company acquired operating loss carryforwards of approximately $217 for federal income tax purposes, expiring in various years through 2011. The Company also acquired investment tax credit carryforwards of approximately $41, expiring in various years through 2005. Due to potential use limitations, a valuation allowance of $269 has been

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 20: INCOME TAXES (Continued)

established for the carryforwards and for a deferred tax asset associated with an investment. If the realization of the carryforwards or deferred tax asset becomes more likely than not in future periods, any reduction in the valuation allowance will be allocated to reduce goodwill and acquired intangible assets.

         The current portion of the deferred tax asset was $69 and $74 at December 31, 1999 and 1998, respectively, resulting primarily from compensation-related items and other accrued expenses. Foreign operations contributed pretax income of $6,284 during 1999, and pretax losses of $336 and $604 during 1998 and 1997, respectively.

NOTE 21: CAPITAL ASSETS

         The accounts of the capital assets segment are reflected in the Company's Consolidated Balance Sheets for 1999 and 1998, and in the Consolidated Statements of Operations for 1999. Prior to this time, the capital assets segment was considered a discontinued operation and, in accordance with GAAP, was accounted for as a "net investment in assets held for sale." See Note 24 - Net Investment in Assets Held for Sale - to the Consolidated Financial Statements.

         The remaining assets of the capital assets segment primarily represent long term lease finance receivables which will be run-off. These receivables are reflected in "Other Assets" in the Consolidated Balance Sheets.

         Finance receivables primarily consist of contractual obligations under long-term leases with maturity dates ranging from 2000 to 2016 that MediaOne Group intends to run off. Certain leases contain renewal options and buyout provisions. These long-term leases consist mostly of leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through nonrecourse debt which is netted against the related lease receivable. The components of finance receivables follow:

                                                  DECEMBER 31,
                                              ------------------
                                                1999       1998
                                              ------      ------
Receivables ............................      $  636      $  671
Unguaranteed estimated residual values .         394         431
                                              ------      ------
                                               1,030       1,102
Less: Unearned income ..................         327         338
     Credit loss and other allowances(1)         139         138
                                              ------      ------
Finance receivables - net ..............      $  564      $  626
                                              ======      ======

-----------

(1)      Includes allowance for credit losses of $13 in each of 1999 and 1998.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK - FINANCIAL GUARANTEES

         MediaOne Group retained certain risks in asset-backed obligations related to the commercial real estate portfolio. As of December 31, 1999, the principal amounts insured on asset-backed obligations was $267 for maturity terms up to five years. As of December 31, 1998, the principal amounts insured on asset-backed obligations were $146 that mature within five years and $138 for maturity terms ranging from 5 to 10 years, for a total principal amount insured of $284.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 21: CAPITAL ASSETS (Continued)

         Concentrations of collateral associated with insured asset-backed obligations follow:


                                DECEMBER 31,
TYPE OF COLLATERAL             1999      1998
------------------             ----      ----
Commercial mortgages:
   Commercial real estate      $ 28      $ 37
   Corporate secured ....       239       247
                               ----      ----
Total ...................      $267      $284
                               ====      ====


ADDITIONAL FINANCIAL INFORMATION

         Information for Financial Services, a member of the capital assets segment, follows:

                                            YEAR ENDED OR AS OF
                                               DECEMBER 31,
                                      ------------------------------
SUMMARIZED FINANCIAL INFORMATION        1999        1998        1997
--------------------------------      ------      ------      ------
Revenue ........................      $   11      $   17      $   23
Net finance receivables ........         564         625         824
Total assets ...................         826         858       1,208
Total debt .....................         151         199         363
Total liabilities ..............         785         846       1,121
Equity .........................          41          12          87


NOTE 22: COMMITMENTS AND CONTINGENCIES

         MediaOne Group's commitments and debt guarantees totaled approximately $330 for its international investments and $180 for its domestic investments as of December 31, 1999.

         During 1999, certain cable subsidiaries of the Company in Florida, Michigan, and Ohio were named as defendants in various class action lawsuits challenging such subsidiaries' policies for charging late payment fees when customers fail to pay for subscriber services in a timely manner. The Company anticipates that these lawsuits will not have a material impact on its results of operations.

NOTE 23: SUBSEQUENT EVENTS

         On January 28, 2000, MediaOne Group signed an agreement to sell its Japanese cable and telephony investments for $225 plus the repayment of capital contributions made to the Japanese ventures after June 30, 1999. At December 31, 1999, the Company had made capital contributions of $41 that would be subject to repayment at the closing of the sale. MediaOne Group will also be released from guarantees given to support debt at certain of the Japanese ventures. At December 31, 1999, the amount of these debt guarantees totaled $132.

         On February 7, 2000, the Company signed a definitive agreement to sell its equity interest in the Trip.com, an online travel services company, to Galileo International, Inc., for cash and stock valued at approximately $70. This sale is subject to regulatory approvals.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 23: SUBSEQUENT EVENTS (Continued)

         On February 15, 2000, MediaOne Group sold its 25 percent interest in Singapore Cablevision ("Singapore") to Singapore Technologies for $218. As a result of the sale, MediaOne Group's commitments disclosed in Note 22 Commitments and Contingencies - to the Consolidated Financial Statements were reduced by $47.

NOTE 24: NET INVESTMENT IN ASSETS HELD FOR SALE

         As of December 31, 1998, the disposal of assets held for sale of the capital assets segment was substantially completed. Therefore, the accounts of the capital assets segment are reflected in the Company's Consolidated Balance Sheets for 1999 and 1998, and in the Consolidated Statements of Operations for 1999. See Note 21 - Capital Assets - to the Consolidated Financial Statements for the continuing operations. Prior to this time, the capital assets segment had been accounted for in accordance with SAB No. 93, issued by the SEC, which required discontinued operations not disposed of within one year of the measurement date to be accounted for prospectively in continuing operations as a "net investment in assets held for sale." The remaining assets of the capital assets segment primarily represent long term lease finance receivables.

         MediaOne Real Estate, Inc. ("Real Estate") sold various assets during 1998, and 1997 for proceeds of $182, and $88, respectively. The sales proceeds were in line with estimates. Proceeds from sales were primarily used to repay related debt. As of December 31, 1998, the Company had substantially completed the liquidation of this portfolio.

         Building sales and operating revenues of the capital assets segment were $208 and $116 in 1998 and 1997, respectively. During 1998 and 1997, income or losses from the capital assets segment were deferred and included within the reserve for assets held for sale.

NOTE 25: DISCONTINUED OPERATIONS

         In accordance with APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the Consolidated Financial Statements for 1998 and 1997 reflect New U S WEST as a discontinued operation. Revenues and expenses, and the cash flows of New U S WEST have been separately classified in the Consolidated Statements of Operations and Statements of Cash Flows.

         The Company has accounted for the distribution of New U S WEST common stock to the holders of Communications Stock, and to the holders of MediaOne Group Stock for the Dex Alignment as a discontinuance of the businesses comprising New U S WEST. The measurement date for discontinued operations accounting purposes is June 4, 1998, the date upon which Old U S WEST's shareowners approved the Separation. Because the distribution was non pro-rata, as compared with the businesses previously attributed to Old U S WEST's two classes of shareowners, it was accounted for at fair value. The distribution resulted in a gain of $24,461, net of $114 of Separation costs (net of tax benefits of $37). Separation costs included cash payments under severance agreements of $45 and financial advisory, legal,

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 25: DISCONTINUED OPERATIONS (Continued)


registration fee, printing and mailing costs. Separation costs also included a one-time payment to terminate the sale of the Minnesota cable systems.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                          -------------------------
SUMMARIZED OPERATING RESULTS                                 1998           1997
----------------------------                               --------       --------
Revenues ............................................      $  5,454       $ 11,479
Operating income ....................................         1,412          2,776
Income before income taxes ..........................         1,187          2,429
Income tax expense ..................................          (440)          (902)
                                                           --------       --------
Income before extraordinary item ....................           747          1,527
Extraordinary item - debt extinguishment - net of tax          --               (3)
                                                           --------       --------
Net income of discontinued operations ...............      $    747       $  1,524
                                                           ========       ========

NOTE 26: QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                QUARTERLY FINANCIAL DATA
                                                                  -----------------------------------------------------
                                                                    FIRST          SECOND         THIRD         FOURTH
                                                                   QUARTER        QUARTER        QUARTER        QUARTER
                                                                  --------       --------       --------       --------
1999
Sales and other revenues ...................................      $    665       $    662       $    675       $    693
Income (loss) from continuing operations before income taxes          (148)           667            275          5,937
Income (loss) from continuing operations ...................          (111)          (176)           148          3,653
Net income (loss) ..........................................          (111)          (159)           148          3,653

MEDIAONE GROUP STOCK Basic earnings (loss) per common share:
   Income (loss) from continuing operations ................      $  (0.21)      $  (0.31)      $   0.18       $   5.79
   Total basic earnings (loss) per common share ............         (0.21)         (0.29)          0.18           5.79

Diluted earnings (loss) per common shares:
   Income (loss) from continuing operations ................      $  (0.21)      $  (0.31)      $   0.18       $   5.55
   Total diluted earnings (loss) per common share ..........         (0.21)         (0.29)          0.18           5.55

1998
Sales and other revenues(1) ................................      $    972       $    641       $    626       $    643
Income (loss) from continuing operations before income taxes          (328)         3,716           (244)          (506)
Income (loss) from continuing operations ...................          (222)         2,174           (184)          (338)
Income from discontinued operations - net of tax(2) ........           434         24,774           --             --
Net income (loss)(2) .......................................           212         26,615           (184)          (338)

-----------

(1) Sales and other revenues include revenues related to the domestic wireless operations of $341 and $20 for the first and second quarters of 1998, respectively. The domestic wireless operations were sold on April 6, 1998.

(2) Income from discontinued operations includes $87 and $72 related to Dex, and $347 and $241 related to the Communications Group for the first and second quarters of 1998, respectively.

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 26: QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

                                                                        QUARTERLY FINANCIAL DATA
                                                            ---------------------------------------------
                                                              FIRST       SECOND       THIRD      FOURTH
                                                             QUARTER     QUARTER      QUARTER     QUARTER
                                                            --------    --------     --------   ---------
1998
MEDIAONE GROUP STOCK:
Basic earnings (loss) per common share:
   Income (loss) from continuing operations ...........      $(0.38)     $ 3.46      $(0.32)     $(0.58)
   Income from discontinued operations per common share        0.14       40.28        --          --
   Total basic earnings (loss) per common share .......       (0.24)      43.19       (0.32)      (0.58)

Diluted earnings (loss) per common shares
   Income (loss) from continuing operations ...........      $(0.38)     $ 3.24      $(0.32)     $(0.58)
   Income from discontinued operations per common share        0.14       37.53        --          --
   Total diluted earnings (loss) per common share .....       (0.24)      40.27       (0.32)      (0.58)

COMMUNICATIONS STOCK:
Earnings from discontinued operations per common share:
   Basic earnings .....................................      $ 0.72      $ 0.50      $ --        $ --
   Diluted earnings ...................................        0.72        0.49        --          --


         First-quarter 1999 net loss includes a gain of $76 ($0.13 per share of MediaOne Group Stock) related to the sale of Optus shares, a gain of $43 ($0.07 per share of MediaOne Group Stock) related to the sale of domestic cable systems and investments, a charge of $40 ($0.07 per share of MediaOne Group Stock) related to the Company's investment in PrimeStar, and a charge of $15 ($0.03 per share of MediaOne Group Stock) for merger costs incurred by the Company. Second-quarter 1999 net loss includes a gain of $1,530 ($2.52 per share of MediaOne Group Stock) related to the exchange of the Company's investment in AirTouch stock, a net gain of $14 ($0.02 per share of MediaOne Group Stock) related to the sale of domestic investments, a charge of $3 (no per share impact) on the sale and exit costs of international investments, a charge of $1,497 ($2.47 per share of MediaOne Group Stock) for the Comcast termination fee and other merger related costs incurred by the Company, and a charge of $13 ($0.02 per share of MediaOne Group Stock) for an extraordinary dividend paid to the Centaur Preference Shares holders as a result of the Vodafone/AirTouch merger. Third-quarter 1999 net income includes a gain of $257 ($0.42 per share of MediaOne Group Stock) related to the sale of domestic cable systems and investments, a net gain of $102 ($0.17 per share of MediaOne Group Stock) related to the sale of international investments, and a charge of $9 ($0.01 per share of MediaOne Group Stock) for other merger related costs. Fourth-quarter 1999 net income includes a gain of $3,909 ($6.20 per share of MediaOne Group Stock) related to the sale of international investments, a net charge of $167 ($0.26 per share of MediaOne Group Stock) for merger related activity, and income of $10 ($0.02 per share of MediaOne Group Stock) related to the Company's investment in PrimeStar.

         First-quarter 1998 net income includes net income of $15 ($0.03 per share of MediaOne Group Stock) related to the domestic wireless businesses and a gain of $10 ($0.02 per share of MediaOne Group Stock) related to the sale of a domestic cable programming investment. Second-quarter 1998 net income includes a gain of $24,461 ($40.16 per share of MediaOne Group Stock) related to the Separation, a gain of $2,257 ($3.71 per share of MediaOne Group Stock) related to the sale of MediaOne Group's domestic wireless businesses, gains of $14 ($0.02 per share of MediaOne Group Stock) related to various domestic investment sales, net income of $5 ($0.01 per share of MediaOne Group Stock) related to the domestic

                              MEDIAONE GROUP, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)


NOTE 26: QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

wireless businesses, and a charge of $333 ($0.55 per share of MediaOne Group Stock) for the early extinguishment of debt. Third-quarter 1998 net income includes gains of $2 (no per share impact) on sales of miscellaneous domestic cable systems and a charge of $25 ($0.04 per share of MediaOne Group Stock) related to an interest rate swap agreement which did not qualify for deferral accounting. Fourth-quarter 1998 net income includes gains of $8 ($0.01 per share of MediaOne Group Stock) related to sales of various domestic investments, gains of $10 ($0.02 per share of MediaOne Group Stock) related to sales of various international investments, a charge of $100 ($0.16 per share of MediaOne Group Stock) related to a write-down to zero of the Company's investment in PrimeStar, and a charge of $18 ($0.03 per share of MediaOne Group Stock) related to the termination of an interest rate swap agreement and the purchase of an interest rate option.


                                                         MARKET PRICE
                                                       (WHOLE DOLLARS)
                                          -----------------------------------------
PER SHARE MARKET AND DIVIDEND DATA           HIGH           LOW            CLOSE         DIVIDENDS
----------------------------------        ---------      ----------      ----------      ---------
1999
MEDIAONE GROUP STOCK
   First quarter ..................      $  70.0000      $  46.1250      $  63.4375      $     --
   Second quarter .................         81.8125         60.0000         74.3750            --
   Third quarter ..................         78.9375         64.0000         68.3125            --
   Fourth quarter .................         83.0000         66.3750         76.8125            --
1998
MEDIAONE GROUP STOCK
   First quarter ..................      $  37.1875      $  27.0000      $  34.7500      $     --
   Second quarter .................         44.2500         34.1875         43.9375            --
   Third quarter ..................         50.1250         40.0000         44.4375            --
   Fourth quarter .................         47.0000         33.4375         47.0000            --
COMMUNICATIONS STOCK
   First quarter ..................      $  56.7500      $  43.3750      $  54.6250      $   0.5350
   Second quarter (thru 6/12/98)(1)         58.0000         49.5625         50.5000            --


-----------

(1) The Communications Stock was canceled on June 12, 1998, effective with the Separation.